EXHIBIT 10.1

EXECUTION COPY

PURCHASE AGREEMENT

between

MICHIGAN RADIATION THERAPY MANAGEMENT SERVICES, INC.

and

FARIDEH R. BAGNE

and

ALEXANDER BAGNE

Dated:  November 14, 2006

i

(CONTINUED)

(CONTINUED)

(CONTINUED)

(CONTINUED)

v

PURCHASE AGREEMENT

          This Purchase Agreement (this “Agreement”) is entered into as of this 14th day of November, 2006, by and among Michigan Radiation Therapy Management Services, Inc., a Michigan corporation (“MRTMS” or “Buyer”) and Farideh R. Bagne (“Dr. Bagne”) and Alexander Bagne (“A. Bagne” who together with Dr. Bagne shall be referred to herein individually as a “Seller” and, collectively as, the “Sellers”).

          Dr. Bagne and A. Bagne collectively own all of the issued and outstanding (i) membership interests in Phoenix Management Company, LLC, a Michigan limited liability company (“Phoenix”); (ii) membership interests in American Consolidated Technologies, LLC, a Michigan limited liability company (“ACT”) and, (iii) partnership interests in Pontiac Investment Associates, a Michigan co-partnership (“PIA”).  Each of Phoenix, ACT and PIA shall be referred to individually herein as a “Management Company” and collectively as the “Management Companies.”  The issued and outstanding membership interests and partnership interests in the Management Companies shall be referred to herein individually as a “Membership Interest” or collectively as the “Membership Interests.”

          Mark J.R. Fireman, M.D. (“Dr. Fireman”) owns all of the issued and outstanding shares of capital stock of each of (i) American Oncologic Associates of Michigan, P.C., a Michigan professional corporation (“AOAM”); (ii) X Ray Treatment Center, P.C., a Michigan professional corporation (“XRAY”); and (iii) RADS, P.C. Oncology Professionals, a Michigan professional corporation (“RADS”).  Each of AOAM, XRAY and RADS shall be referred to herein is a “PC” and, collectively as the “PCs.”  Each of the PCs is managed by one of the Management Companies and as such constitutes an integral part of such Management Company’s business.  The issued and outstanding capital stock of the PCs shall be referred to herein individually as a “Share” or collectively as the “Shares.”  The Management Companies, together with the PCs, shall be referred to collectively herein as the “Company” or the “Companies.”

          In light of the foregoing and as condition to the transactions contemplated herein, Buyer has required Dr. Bagne, and Dr. Bagne has agreed to make representations, warranties, covenants, and indemnities with respect to the PCs as set forth herein in lieu of the provision of equivalent representations, warranties, covenants and indemnities made by Dr. Fireman, except as to Dr. Fireman’s confirmation during his redemption of his Shares as contemplated in the transaction below that Dr. Fireman: (i) has title and is the record holder of all of the issued and outstanding Shares in the PCs; (ii) has not encumbered the Shares of the PCs; and (iii) is able to effectuate the transfer of the Shares of the PCs as contemplated herein.  These representations, warranties, covenants and indemnities are an integral part of this Agreement without which Buyer would not enter the transactions contemplated herein.

          This Agreement contemplates a transaction in which (i) at Closing, MRTMS will purchase from Dr. Bagne and A. Bagne, and Dr. Bagne and A. Bagne will sell to MRTMS, all of the Membership Interests of Phoenix and ACT; (ii) at Closing, Dr. Bagne and Dr. Fireman will cause Shares of each PC to be issued to Michael J. Katin, M.D. (“Dr. Katin”) such that Dr. Katin will hold, after the simultaneous redemption of Dr. Fireman’s shares described below, all of the Shares of each of AOAM, XRAY and RADS; (iii) at Closing, Dr. Bagne and Dr. Fireman will cause each of AOAM, XRAY and RADS to redeem all of the Shares of such PCs held by Dr. Fireman, which Shares constitute all of the issued and outstanding Shares of such PCs, except for the Shares of such PCs simultaneously issued to Dr. Katin, for an aggregate redemption amount of one hundred fifty thousand dollars ($150,000), to be paid out of existing funds of the PCs and not as additional Purchase Price hereunder, such that, after the simultaneous issuance of Shares to Dr. Katin described above, Dr. Katin will own all of the Shares of each of AOAM, XRAY and RADS; (iv) immediately prior to Closing, the Employee Lease Agreement between Phoenix and JAVA Consolidated, LLC, a Michigan limited liability company (“JAVA”) will be amended in the form attached hereto as Exhibit A; (v) at Closing, Radiation Therapy Services, Inc., a Florida corporation, shall execute and deliver to Sellers and PIA that certain Continuing Corporate Guaranty, in the form attached hereto as Exhibit B; and (vi) after the Closing, only upon the occurrence of either (A) MRTMS’s exercise of its PIA Option (as such term is defined and further described in §2(c)(i) below), or (B) MRTMS’s receipt of the St. Joseph’s Consent (as such term is defined and further described in §2(c)(ii) below), MRTMS and its designee shall purchase from Dr. Bagne and A. Bagne and Dr. Bagne and A. Bagne shall be obligated to sell to MRTMS and its designee all of the issued and outstanding Membership Interest of PIA, on the terms and conditions set forth in §2(c).

          Now, therefore, in consideration of the premises and the mutual promises herein made, and in consideration of the representations, warranties, and covenants herein contained, the Parties agree as follows.

          1.          Definitions.

          “Accounts Payable” means all Liabilities of the Companies incurred by or for the business of the Companies for the period prior to and through the close of business on the Closing Date, including, without limitation, trade accounts payable.  Without limiting the foregoing, specifically included in the definition of Accounts Payable are all accounting, legal and consultant charges and fees arising prior to this transaction or created by this transaction, including, without limitation, the fees and charges of Deloitte & Touche Corporate Finance, LLC (“D&TCF”) and Kupelian Ormond & Magy, P.C.

          “Adverse Consequences” means all actions, suits, proceedings, hearings, investigations, charges, complaints, claims, demands, injunctions, judgments, orders, decrees, rulings, damages, dues, penalties, assessments, fines, costs, amounts paid in settlement, Liabilities, obligations, debts, Taxes, liens, losses, expenses, and fees (including court costs, interest, and reasonable attorneys’, accountants’ and other experts’ fees and expenses or other expenses of litigation).  Notwithstanding the foregoing, the term Adverse Consequences shall not include: (i) any consequential, punitive or exemplary damages arising out of any direct claim made by one of the Parties hereto against another Party hereto (it being understood that consequential, punitive and/or exemplary damages shall only be included in Adverse Consequences paid by a Party if such damages are paid to a third party); and (ii) any of the following actions which occur after the Closing Date: (a) a decrease in the number of patients treated by the Companies; (b) a loss of profits of any of the Companies; (c) injury to the reputation of the Buyer or its Affiliates or Subsidiaries or any of the Companies, or (d) a decrease in the share price of the Buyer or any of its Affiliates or Subsidiaries.

          “Affiliate” has the meaning set forth in Rule 12b-2 of the regulations promulgated under the Securities Exchange Act.

          “Affiliated Group” means any affiliated group within the meaning of Code § 1504(a) or any similar group defined under a similar provision of state, local or foreign law.

          “Basis” means any past or present fact, situation, circumstance, status, condition, activity, practice, plan, occurrence, event, incident, action, failure to act, or transaction that forms or could form the basis for any specified consequence.

          “Buyer” has the meaning set forth in the preface above.

          “Closing” has the meaning set forth in § 2(h) below.

          “Closing Cash Payment” has the meaning set forth in § 2(d)(vi) below.

          “Closing Date” has the meaning set forth in § 2(h) below.

          “COBRA” means the requirements of Part 6 of Subtitle B of Title I of ERISA and Code § 4980B and of any similar state law.

          “Code” means the Internal Revenue Code of 1986, as amended.

          “Confidential Information” means any information concerning the businesses and affairs of the Companies that is not already generally available to the public.

          “Controlled Group” has the meaning set forth in Code § 1563.

          “Disclosure Schedule” has the meaning set forth in § 3(a) below.

          “Employee Benefit Plan” means any “employee benefit plan” (as such term is defined in ERISA § 3(3)) and any other employee benefit plan, program or arrangement of any kind.

          “Employee Pension Benefit Plan” has the meaning set forth in ERISA § 3(2).

          “Employee Welfare Benefit Plan” has the meaning set forth in ERISA § 3(1).

          “Environmental, Health, and Safety Requirements” shall mean all federal, state, local, and foreign statutes, regulations, ordinances, and other provisions having the force or effect of law, all judicial and administrative orders and determinations, all contractual obligations, and all common law concerning public health and safety, worker health and safety, and pollution or protection of the environment, including, without limitation, all those relating to the presence, use, production, generation, handling, transportation, treatment, storage, disposal, distribution, labeling, testing, processing, discharge, release, threatened release, control, or cleanup of any hazardous materials, substances, or wastes, chemical substances or mixtures, pesticides, pollutants, contaminants, toxic chemicals, petroleum products or byproducts, asbestos, polychlorinated biphenyls, noise, or radiation, each as amended and as now or hereafter in effect.

          “ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

          “ERISA Affiliate” means each entity that is treated as a single employer with each Company for purposes of Code § 414.

          “Escrow Agent” has the meaning set forth in § 2(d) below.

          “Escrow Agreement” means the escrow agreement entered into concurrently herewith and attached hereto as Exhibit G.

          “Escrow Amount” has the meaning set forth in § 2(d)(i) below.

          “Fiduciary” has the meaning set forth in ERISA § 3(21).

          “Financial Statements” has the meaning set forth in § 4(i) below.

          “FIRPTA Affidavit” has the meaning set forth in § 7(a)(vi) below.

          “GAAP” means United States generally accepted accounting principles as in effect from time to time, consistently applied.

          “Governmental Authority” or “Governmental Authorization” means any court, tribunal, arbitrator, authority, agency, commission, official or other instrumentality of the United States, any foreign country or any domestic or foreign state, county, city or other political subdivision.

          “Indebtedness” of any Person means all Liabilities of such Person (a) for borrowed money, debts or indebtedness, (b) evidenced by notes, bonds, debentures or similar instruments, (c) for the deferred purchase price of goods or services (other than trade payables or accruals incurred in the ordinary course of business), (d) under capital leases, or (e) in the nature of guarantees of the obligations described in clauses (a) through (d) above of any other Person.

          “Indemnified Party” has the meaning set forth in § 8(e) below.

          “Indemnifying Party” has the meaning set forth in § 8(e) below.

          “Intellectual Property” means all of the following in any jurisdiction throughout the world: (a) all inventions (whether patentable or unpatentable and whether or not reduced to practice), all improvements thereto, and all patents, patent applications, and patent disclosures, together with all reissuances, continuations, continuations-in-part, revisions, extensions, and reexaminations thereof, (b) all trademarks, service marks, trade dress, logos, slogans, trade names, corporate names, Internet domain names, and rights in telephone numbers, together with all translations, adaptations, derivations, and combinations thereof and including all goodwill associated therewith, and all applications, registrations, and renewals in connection therewith, (c) all copyrightable works, all copyrights, and all applications, registrations, and renewals in connection therewith, (d) all mask works and all applications, registrations, and renewals in connection therewith, (e) all trade secrets and confidential business information (including ideas, research and development, know-how, formulas, compositions, manufacturing and production processes and techniques, technical data, designs, drawings, specifications, customer and supplier lists, pricing and cost information, and business and marketing plans and proposals), (f) all computer software (including source code, executable code, data, databases, and related documentation), (g) all advertising and promotional materials, (h) all other proprietary rights, and (i) all copies and tangible embodiments thereof in whatever form or medium.

          “Knowledge” means actual or constructive knowledge.  Constructive knowledge shall mean knowledge that one using reasonable care or diligence should have, and therefore that would be attributed by law to a given person in similarly situated closely held businesses in Michigan.

          “Leased Real Property” means all leasehold or subleasehold estates and other rights to use or occupy any land, buildings, structures, improvements, fixtures, or other interest in real property held by the Companies.

          “Leases” means all leases, subleases, ground leases, licenses, concessions and other agreements (written or oral), including all amendments, extensions, renewals, guaranties, and other agreements with respect thereto, pursuant to which any Company holds any Leased Real Property, including the right to all security deposits and other amounts and instruments deposited by or on behalf of any Company thereunder.

          “Liability” or “Liabilities” means any liability or obligation of whatever kind or nature (whether known or unknown, whether asserted or unasserted, whether absolute or contingent, whether accrued or unaccrued, whether liquidated or unliquidated, and whether due or to become due), including any liability for Taxes.

          “Lien” means any mortgage, pledge, lien, encumbrance, charge, or other security interest.

          “Material Adverse Effect” or “Material Adverse Change” means any effect or change that would be materially adverse to the business, assets, condition (financial or otherwise), operating results, operations, or business prospects of the Companies, taken as a whole, or on the ability of Sellers or Buyers to consummate timely the transactions contemplated hereby (regardless of whether or not such adverse effect or change can be or has been cured at any time or whether Buyer has knowledge of such effect or change on the date hereof).

           “Most Recent Balance Sheet” means the balance sheet contained within the Interim Period End Financial Statements.

          “Most Recent Fiscal Year End” has the meaning set forth in § 4(i) below.

          “Multiemployer Plan” has the meaning set forth in ERISA § 3(37).

          “Ordinary Course of Business” means the ordinary course of business consistent with past custom and practice (including with respect to quantity and frequency).

          “Owned Real Property” means all land, together with all buildings, structures, improvements, and fixtures located thereon, including all electrical, mechanical, plumbing and other building systems, fire protection, security and surveillance systems, telecommunications, computer, wiring, and cable installations, utility installations, water distribution systems, and landscaping, together with all easements and other rights and interests appurtenant thereto, together with all Owned Real Property Leases, including the right to all security deposits and other amounts and instruments deposited by or on behalf of any of the Companies thereunder owned by any Company.

          “Owned Real Property Lease” means all leases, subleases, ground leases, licenses or other agreements (written or oral) pursuant to which any Company conveys or grants to any Person a leasehold estate in, or the right to use or occupy, any Owned Real Property or portion thereof.

          “Party” or “Parties” means any or all, as the case may be, of the individuals or entities that is a Company, Seller or Buyer.

          “PBGC” means the Pension Benefit Guaranty Corporation.

          “Permit” has the meaning set forth in § 4(o) below.

          “Person” means an individual, a partnership, a corporation, a limited liability company, an association, a joint stock company, a trust, a joint venture, an unincorporated organization, any other business entity, or a governmental entity (or any department, agency, or political subdivision thereof).

          “Prohibited Transaction” has the meaning set forth in ERISA § 406 and Code § 4975.

          “Purchase Price” has the meaning set forth in § 2(d) below.

          “Real Property” has the meaning set forth in § 4(w)(iii) below.

          “Reportable Event” has the meaning set forth in ERISA § 4043.

          “Schedule” or “Schedules” means those schedules containing disclosure included in the Disclosure Schedules and the Buyer Disclosure Schedules.

          “Securities Act” means the Securities Act of 1933, as amended.

          “Securities Exchange Act” means the Securities Exchange Act of 1934, as amended.

          “Subsidiary” or “Subsidiaries” means, with respect to any Person, any or all, as the case may be, corporation, limited liability company, partnership, association, or other business entity of which (i) if a corporation, a majority of the total voting power of shares of stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers, or trustees thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person or a combination thereof or (ii) if a limited liability company, partnership, association, or other business entity (other than a corporation), a majority of partnership or other similar ownership interest thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more Subsidiaries of that Person or a combination thereof and for this purpose, a Person or Persons own a majority ownership interest in such a business entity (other than a corporation) if such Person or Persons shall be allocated a majority of such business entity’s gains or losses or shall be or control any managing director or general partner of such business entity (other than a corporation). The term “Subsidiary” shall include all Subsidiaries of such Subsidiary.

          “Tax” or “Taxes” means any federal, state, local, or foreign income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental (including taxes under Code § 59A), customs duties, capital stock, franchise, profits, withholding, social security (or similar), unemployment, disability, real property, personal property, sales, use, transfer, registration, value added, alternative or add-on minimum, estimated, or other tax of any kind whatsoever, including any interest, penalty, or addition thereto, whether disputed or not and including any obligations to indemnify or otherwise assume or succeed to the Tax liability of any other Person.

          “Tax Return” means any return, declaration, report, claim for refund, or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

          “Third Party Claim” has the meaning set forth in § 8(e) below.

          2.          Basic Transaction.

                       (a)          Closing Date Purchase and Sale.  On and subject to the terms and conditions of this Agreement, at Closing: MRTMS agrees to purchase from Dr. Bagne and A. Bagne and Dr. Bagne and A. Bagne agree to sell to MRTMS, all of the Membership Interests of Phoenix and ACT.

                       (b)          Closing Date Issuance and Redemption.  Simultaneous with the purchase and sale referred to in § 2(a) above, at Closing, Dr. Bagne, Dr. Fireman and Dr. Katin will enter into those certain Stock Issuance and Redemption Agreements in the form attached hereto as Exhibit C pursuant to which Dr. Katin is issued Shares in AOAM, XRAY and RADS and Dr. Fireman’s Shares in such PCs are redeemed (the “Issuance and Redemption Agreements”).

                       (c)          Potential Purchase of PIA Membership Interest.

                                      (i)          PIA Option.  From and after the date hereof, through and including the Expiration Date, as such is defined in the Sublease Agreement attached hereto as Exhibit N, MRTMS and its designee, shall have the option to purchase all of the issued and outstanding partnership interests in PIA, free and clear of any and all Liens and encumbrances of any kind, for consideration in the amount of Two Million Nine Hundred Fifty Thousand Dollars ($2,950,000) (the “PIA Option”).  The PIA Option may be exercised by delivery of an option exercise letter (the “Exercise Notice”) substantially in the form set forth in Exhibit D attached hereto.  Such purchase will be made in accordance with the terms of a Partnership Interest Purchase Agreement substantially in the form set forth in Exhibit E attached hereto.  The closing of such purchase of the Membership Interest of PIA shall be completed no later than forty-five (45) days from Seller’s receipt of Exercise Notice.

                                        (ii)          St. Joseph’s Consent.

                                                       (A)          In the event PIA receives written consent from St. Joseph’s, in a form reasonably acceptable to MRTMS (“St. Joseph’s Consent”), which St. Joseph’s Consent shall: (i) consent to the sale by Dr. Bagne and A. Bagne to MRTMS and its designee of all of the issued and outstanding Membership Interests in PIA; (ii) acknowledges that the certain Ground Lease dated August 19, 1988 between Pontiac Bloomfield Terraces Corporation (“PBTC”) and PIA, together with the two (2) Addendum dated August 19, 1988 and the Second Addendum dated September 20, 1992, and the First Amendment to Ground Lease dated July 14, 2005 (collectively, the “Ground Lease”) remains in full force and effect, then Dr. Bagne and A. Bagne hereby agrees to sell, and MRTMS and its designee hereby agrees to purchase, of all of the issued and outstanding Membership Interests in PIA, free and clear of any and all Liens and encumbrances of any kind for consideration in the amount of Two Million Nine Hundred Fifty Thousand Dollars ($2,950,000).  Such purchase will be made in accordance with the terms of a Partnership Interest Purchase Agreement substantially in the form set forth in Exhibit E attached hereto.  The closing of such purchase of the Membership Interest in PIA shall be completed no later than forty-five (45) days from Seller’s receipt of the St. Joseph’s Consent.  For purposes of this Agreement, the term Ground Lease shall include the Ground Lease, together with the Center (as defined in the Ground Lease) and all trade fixtures, improvements and other appurtenances associated with the Center which are owned by PIA.

                                                       (B)          In connection with the foregoing, the Parties agree that, within three (3) Business Days of the Closing Date, Sellers shall cause Dr. Fireman to provide written notification, under the terms and conditions of the Ground Lease indicating that: (i) effective November 14, 2006 Dr. Katin has been appointed as the new President of AOAM; (ii) Dr. Katin is a licensed physician in the State of Michigan and is a radiation oncologist, certified by the Board of Radiology in the specialty of Radiation Oncology; (iii) Dr. Bagne will continue to be the Managing Partner of PIA; and (iv) Dr. Fireman will continue to be the Key Physician of AOAM for the clinical services under the Ground Lease (the “St. Joseph’s Notification”), which shall be identical to Exhibit F attached hereto.

                                                       (C)          To the extent Buyer seeks to cause AOAM to replace Dr. Fireman or any successor Keyman, such replacement Keyman shall have the following credentials: (i) a valid Michigan medical license; (ii) board certification in radiology, with a specialty of radiation oncology; (iii) maintain medical staff privileges in good standing at St. Joseph Mercy Hospital; and (iv) actively practice at St. Joseph Mercy Hospital.  Furthermore, to the extent Buyer seeks to cause AOAM to switch Presidents from Dr. Katin or any successor President, such President shall have the following credentials: (i) a valid Michigan medical license; and (ii) board certification in radiology, with a specialty in radiation oncology.  Buyer shall provide the information to Dr. Bagne necessary to confirm that such new Keyman or President holds the above referenced credentials prior to giving notice to St. Joseph Mercy Hospital as to such proposed change.

                       (d)          Purchase Price.  At Closing, Buyer agrees to pay to Sellers an amount equal to Forty Five Million Eighty Hundred Thirty Thousand Dollars ($45,830,000) minus the adjustment amount calculated in accordance with §2(e) below (the “Purchase Price”), which Purchase Price shall be payable as follows:

                                       (i)          Escrow Amount.  Three Million Three Hundred Thousand Dollars ($3,300,000) of the Purchase Price (the “Escrow Amount”) shall be paid, as contemplated by §8(b)of this Agreement, to JP Morgan Chase & Co., as escrow agent (the “Escrow Agent”), who shall hold the Escrow Amount in accordance with the terms of that certain escrow agreement to be entered into between the Seller, Purchaser and Escrow Agent, in the form set forth in Exhibit G attached hereto (the “Escrow Agreement”).

                                       (ii)         Payment of Company Indebtedness.  The Buyer, at the Sellers’ direction and on behalf of the Sellers, shall pay at the Closing out the Purchase Price, by wire transfer or delivery of other immediately available funds, the following: (i)  the Companies’ and Sellers’ aggregate existing commercial or lending institution Indebtedness in such amounts and to such Person identified on Schedule 2(d)(ii) of the Disclosure Schedule; and (ii) the Companies’ and Seller’s aggregate existing Indebtedness under capital leases in such amounts and to such Person identified on Schedule 2(d)(ii) of the Disclosure Schedule.

                                        (iii)       Companies/Sellers Related Party Debt.  The Buyer, at the Sellers’ direction and on behalf of the Sellers, shall pay at the Closing out the Purchase Price, by wire transfer or delivery of other immediately available funds, the Companies and/or Sellers related party debt, all of which is set forth in detail on Schedule 2(d)(iii) of the Disclosure Schedules.  Upon the Closing and payment of such related party debt, the Companies and Sellers hereby mutually waive, release and discharge, and forever hold harmless each other from such related party debt.

                                       (iv)        Tax Withholding Amount.  The Parties agree and acknowledge that Five Million Two Hundred Eight Thousand Dollars ($5,280,000) of the Purchase Price (the “Tax Withhold Amount”) shall be paid to Garfunkel, Wild & Travis, P.C., as escrow agent (the “Tax Withhold Escrow Agent”), who shall hold the Tax Withhold Amount in escrow until directed by Buyer, in its sole discretion, to distribute such amount, all in accordance with the terms of an escrow agreement between Buyer and the Tax Withhold Escrow Agent.  Notwithstanding anything herein to the contrary, the Sellers shall not be liable for any acts or omissions relating to the escrow account by the Tax Withhold Escrow Agent or otherwise.  The Buyer and Sellers agree and acknowledge that the Tax Withhold Amount is being withheld for the payment of Taxes by the PCs in accordance with Sellers’ direction to the Buyer to pay $8,824,483.52 of the Purchase Price to JP Morgan Chase & Co. with respect to the commercial Indebtedness of the PCs owed to JP Morgan Chase & Co., as stated on Schedule 2(d)(ii) of the Disclosure Schedules and the tax effect to the PC’s in connection with the forgiveness of $500,000 of PC debt to the Management Companies which forgiveness occurred immediately prior to Closing (collectively, the “PC Debt Payoff and Forgiveness”).  In the event that the Tax Liabilities for the PC’s for 2006 in connection with the PC Debt Payoff and Forgiveness is less than $5,280,000, the Buyer shall promptly pay to Dr. Bagne fifty percent (50%) of the difference of the Tax Withhold Amount and the actual taxes as a result of such PC Debt Payoff and Forgiveness.  Dr. Bagne shall be entitled to review any and all 2006 PC tax returns and back-up documentation in connection therewith.

                                       (v)         RADS Indebtedness to Dr. Bagne and ACT Indebtedness to RADS.  As a result of the sale and transfer of assets from RADS to ACT as evidenced by the Bill of Sale in the form set forth in Exhibit Q attached hereto and in light of the related party Indebtedness of RADS to Dr. Bagne as reflected in Schedule 2(d)(iii) of the Disclosure Schedules, Buyer, at the Sellers’ direction, shall pay at the Closing out of the Purchase Price, Nine Hundred Eighty Thousand Four Hundred Sixty-Three Dollars and Sixty-Seven Cents ($980,463.67) to Dr. Bagne to reflect RADS’ receipt of consideration associated with the sale and transfer of assets from RADS to ACT and RADS’ repayment of related party Indebtedness to Dr. Bagne.

                                       (vi)        Closing Cash Payment.  Buyer’s delivery of the remainder of the Purchase Price (after payment of a portion of the Purchase Price as set forth in §§2(d)(i), (ii), (iii), (iv) and (v)above (the “Closing Cash Payment”) to Sellers, by wire transfer or delivery of other immediately available funds.

                                       (vii)       Allocation of Closing Cash Payment Among Sellers. The Purchase Price Closing Cash Payment shall be allocated among the Sellers in proportion to their respective profit and loss sharing interests as set forth in Exhibit H.

                       (e)           Adjustment to Purchase Price.  On the Closing Date, the Purchase Price (and the Closing Cash Payment) shall be:

                                       (i)          reduced by an amount equal to:

                                                     (A)          all Accounts Payable of the Companies’ through the Closing Date, including, without limitation, to those Persons identified on Schedule 2(e)(i); and

                                                     (B)          the cash value of all accrued but unpaid expenses, of the Companies’ through the Closing Date as set forth on Schedule 2(e)(ii), including, without limitation, those accrued but unpaid benefits earned by employees of any of the Management Companies, the PCs and JAVA, including, without limitation any and all accrued vacation, sick and personal days; and shall be further

                                       (ii)          adjusted (either increased or decreased as the case may be) by an amount equal to:

                                                      (A)          all utility charges, real estate and personal property taxes, monthly rental payments and common area charges under any Leased Real Property assumed by Buyer pursuant to this Agreement, amounts prepaid in respect of all Contracts of the Companies (except for those Contracts Buyer desires for Seller to terminate) and similar prepaid items shall be prorated between Seller and Buyer through the Closing Date.

                       (f)           [INTENTIONALLY OMITTED]

                       (g)           Excluded Assets.  The following assets of the Companies shall remain the sole and separate assets of Dr. Bagne) following the Closing:

                                       (i)          all cash and cash equivalents of the Companies through the Closing Date;

                                       (ii)         the accounts receivable of the Companies existing through the Closing Date;

                                       (iii)        the following personal items of Dr. Bagne: (i) personal art, crafts and photos, (ii) all of Dr. Bagne’s divorce proceeding documents, and (iii) the computer equipment (including CPUs, monitors and printers) and other related equipment of Dr. Bagne’s and her personal assistants as set forth on Schedule 2(g)(iii) of the Disclosure Schedules; and

                                       (iv)        those certain vehicles set forth on Schedule 2(g)(iv) of the Disclosure Schedules.

                       (h)           Closing.  The closing of the transactions contemplated by this Agreement (the “Closing”) shall take place by telephone, mail, electronic mail and/or facsimile or at a location mutually agreed upon by MRTMS and Dr. Bagne, commencing at 9:00 a.m. Eastern Standard Time (“EST”) on November 14, 2006 and shall be effective at 11:59 p.m. on November 14, 2006.

                       (i)           Deliveries at Closing.  At the Closing, (i) Sellers will deliver to Buyer the various certificates, instruments, and documents referred to in § 7(a) below, (ii) Buyer will deliver to Sellers the various certificates, instruments, and documents referred to in § 7(b) below, (iii) Sellers will deliver (x) to Buyer, certificates representing all of the Membership Interests in Phoenix and ACT and (y) to Dr. Katin stock certificates representing all of the Shares of AOAM, XRAY and RADS as acquired under the Issuance and Redemption Agreements, (iv) Buyer will deliver to the Escrow Agent, the Escrow Amount specified in § 2(d)(i) above, (v) Buyer, at the Sellers’ direction and on behalf of the Sellers will deliver to the Persons in § 2(d)(ii) and § 2(d)(iii) the amounts due such Persons as set forth in § 2(d)(ii) and § 2(d)(iii); (vi) Buyer will deliver to the Tax Withhold Escrow Agent, the Tax Withhold Amount specified in § 2(d)(iv); and (vii) Buyer will deliver to Sellers, the Closing Cash Payment as specified in § 2(d)(vi).

          3.          Representations and Warranties Concerning the Transaction.

                       (a)          Representations and Warranties Concerning the Sellers.  Dr. Bagne on behalf of the Sellers hereby represents and warrants to Buyer that the statements contained in this § 3(a) are correct and complete as of the Closing Date, except as expressly set forth in the disclosure schedule delivered by Sellers to Buyer on the date hereof and attached hereto (the “Disclosure Schedule” or “Disclosure Schedules”).  Nothing in the Disclosure Schedules shall be deemed adequate to disclose an exception to a representation or warranty made herein, however, unless the Disclosure Schedule identifies the exception with particularity and describes the relevant facts in detail.  Without limiting the generality of the foregoing, the mere listing or inclusion of a copy of a document or other item shall not be deemed adequate to disclose an exception to a representation or warranty made herein (unless the representation or warranty has to do with the existence of the document or other item itself).  The Disclosure Schedules will be arranged in paragraphs corresponding to the lettered and numbered paragraphs contained in this Agreement.

                                       (i)          Authorization of Transaction.  Each Seller has full power and authority (including full corporate or other entity power and authority) to execute and deliver this Agreement and to perform her and his obligations hereunder.  This Agreement constitutes the valid and legally binding obligation of each Seller, enforceable in accordance with its terms and conditions.  Dr. Fireman, with Dr. Bagne, has full power and legal right to sell, transfer and deliver the Redeemed Stock (as such term is defined in the Issuance and Redemption Agreements) to the respective PCs and to consummate and close the transactions provided for in the Issuance and Redemption Agreements and the transaction contemplated therein would not result in the violation of any other agreement to which Dr. Fireman, Dr. Bagne and/or any of the PCs are a party or by which any of them are bound.  The Issuance and Redemption Agreements constitute the valid and legally binding obligation of Dr. Bagne and Dr. Fireman, enforceable in accordance with their terms and conditions.  Sellers need not give any notice to, make any filing with, or obtain any authorization, consent, or approval of any government or governmental agency in order to consummate the transactions contemplated by this Agreement.  The execution, delivery, and performance of this Agreement and all other agreements contemplated hereby have been duly authorized by each Seller.

                                       (ii)         Noncontravention.  Except as set forth on Schedule 3(a)(ii) of the Disclosure Schedule, neither the execution and the delivery of this Agreement, nor the consummation of the transactions contemplated hereby, will (A) violate any constitution, statute, regulation, rule, injunction, judgment, order, decree, ruling, charge, or other restriction of any Governmental Authority, or court to which any Seller is subject, (B) conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify, or cancel, or require any notice under any agreement, contract, lease, license, instrument, or other arrangement to which any Seller is a party or by which he or she is bound or to which any of his or her assets is subject, or (C) result in the imposition or creation of a Lien upon or with respect to the Membership Interests or the Shares.

                                       (iii)        Brokers’ Fees.  None of the Sellers have any Liability or obligation to pay any fees or commissions to any broker, finder, or agent with respect to the transactions contemplated by this Agreement, except that the Sellers acknowledge that the Companies have an agreement with D&TCF as a broker, whereby the Sellers shall be solely responsible to pay to D&TCF out of the Closing Cash Payment a fee in connection with this transaction.

                                       (iv)        Membership Interests.  Dr. Bagne and A. Bagne hold of record and own beneficially the number or percentage of Membership Interests set forth opposite their names on Schedule 3(a)(iv) of the Disclosure Schedule, free and clear of any restrictions on transfer, Taxes, Liens, options, warrants, purchase rights, contracts, commitments, equities, claims, and demands.  Neither Dr. Bagne nor A. Bagne is a party to any option, warrant, purchase right, or other contract or commitment that could require her or him to sell, transfer, or otherwise dispose of any of the Membership Interests (other than this Agreement).  Neither Dr. Bagne nor A. Bagne is a party to any voting trust, proxy, or other agreement or understanding with respect to the voting of any of the Membership Interests.

                                       (v)         PC Shares.  Dr. Fireman holds of record and owns beneficially the number of Shares set forth opposite his name on Schedule 3(a)(v) of the Disclosure Schedule, free and clear of any restrictions on transfer, Taxes, Liens, options, warrants, purchase rights, contracts, commitments, equities, claims, and demands.  Except as set forth on Schedule 3(a)(v) of the Disclosure Schedule, Dr. Fireman is not: (i) a party to any option, warrant, purchase right, or other contract or commitment that could require him to sell, transfer, or otherwise dispose of any of the Shares (other than this Agreement); or (ii) a party to any voting trust, proxy, or other agreement or understanding with respect to the voting of any of the Shares.

                       (b)           Representations and Warranties Concerning the Buyer.  MRTMS represents and warrants to Sellers that the statements contained in this § 3(b) are correct and complete as of the Closing Date, except as expressly set forth in the disclosure schedule delivered by the Buyer to the Sellers on the date hereof (the “Buyer Disclosure Schedule”). Nothing in the Buyer Disclosure Schedule shall be deemed adequate to disclose an exception to a representation or warranty made herein, however, unless the Buyer Disclosure Schedule identifies the exception with particularity and describes the relevant facts in detail.  Without limiting the generality of the foregoing, the mere listing or inclusion of a copy of a document or other item shall not be deemed adequate to disclose an exception to a representation or warranty made herein (unless the representation or warranty has to do with the existence of the document or other item itself).  The Buyer Disclosure Schedule will be arranged in paragraphs corresponding to the lettered and numbered paragraphs contained in this Agreement.

                                       (i)          Organization of MRTMS.  MRTMS is a corporation duly organized, validly existing, and in good standing under the laws of the State of Michigan.

                                       (ii)         Authorization of Transaction.  Buyer has full power and authority (including full corporate or other entity power and authority) to execute and deliver this Agreement and to perform its obligations hereunder.  This Agreement constitutes the valid and legally binding obligation of Buyer, enforceable in accordance with its terms and conditions.  Buyer need not give any notice to, make any filing with, or obtain any authorization, consent, or approval of any government or governmental agency in order to consummate the transactions contemplated by this Agreement.  The execution, delivery, and performance of this Agreement and all other agreements contemplated hereby have been duly authorized by Buyer.

                                       (iii)        Noncontravention.  Except as set forth on Schedule 3(b)(iii) of the Buyer Disclosure Schedule, neither the execution and the delivery of this Agreement, nor the consummation of the transactions contemplated hereby, will (A) violate any constitution, statute, regulation, rule, injunction, judgment, order, decree, ruling, charge, or other restriction of any Governmental Authority, or court to which Buyer is subject or any provision of its charter, bylaws, or other governing documents or (B) conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify, or cancel, or require any notice under any agreement, contract, lease, license, instrument, or other arrangement to which Buyer is a party or by which it is bound or to which any of its assets is subject.

                                       (iv)        Brokers’ Fees.  Buyer has no Liability or obligation to pay any fees or commissions to any broker, finder, or agent with respect to the transactions contemplated by this Agreement for which any Seller could become liable or obligated.

                                       (v)          Investment.  Buyer is not acquiring the Membership Interests or Shares with a view to or for sale in connection with any distribution thereof within the meaning of the Securities Act.

          4.          Representations and Warranties Concerning the Companies.  Dr. Bagne, on behalf of the Companies, hereby represents and warrants to Buyer that the statements contained in this § 4 are correct and complete, except as expressly set forth on the Disclosure Schedules on the date hereof and attached hereto.

                       (a)          Organization, Qualification, and Corporate Power of the PCs.   Each of the PCs is a professional corporation duly organized, validly existing, and in good standing under the laws of the State of Michigan.  No PC conducts business outside of the State of Michigan except as set forth on Schedule 4(a)(i) of the Disclosure Schedules.  Each of the PCs is duly authorized to conduct business and is in good standing under the laws of the State of Michigan.  Each of the PCs has full corporate power and authority and all licenses, permits, and authorizations including, without limitations, a valid certificate of need (“CON”) issued by the Michigan Department of Community Health (“MDCH”) necessary to carry on the businesses in which it is engaged and to own and use the properties owned and used by it.  Schedule 4(a)(ii) of the Disclosure Schedule lists the directors and officers of each of the PCs.  Dr. Bagne delivered to Buyer correct and complete copies of the charter and bylaws of each of the PCs as amended to date as evidenced on Schedule 4(a)(iii) of the Disclosure Schedules.  Schedule 4(a)(iii) of the Disclosure Schedules lists all of the minute books containing the records of meetings of the stockholders, the board of directors, and any committees of the board of directors, the stock certificate books, and the stock record books of each of the PCs that have been delivered to Buyer or which shall be delivered to Buyer before the Closing Date and are correct and complete in all material respects.  None of the PCs is in default under or in violation of any provision of its charter or bylaws.

                       (b)          Organization, Qualification, and Power of the Management Companies.  Each of Phoenix and ACT is a limited liability company duly organized, validly existing, and in good standing under the laws of the State of Michigan.  PIA is a co-partnership duly organized and validly existing under the laws of the State of Michigan.  No Management Company conducts business outside of the State of Michigan, except as set forth on Schedule 4(b)(i) of the Disclosure Schedule.  Phoenix and ACT are duly authorized to conduct business and are in good standing under the laws of the State of Michigan.  Each of the Management Companies has full power and authority and all licenses, permits, and authorizations necessary to carry on the businesses in which it is engaged and to own and use the properties owned and used by it.  Schedule 4(b)(ii) of the Disclosure Schedule lists the managers, members/partners, directors and officers of each of the Management Companies.  Sellers have delivered to Buyer correct and complete copies of the organizational documents and operating agreements of each of the Management Companies, as amended to date.  To the extent that they exist, the minute books containing the records of meetings of the members, partners, the managers and any committees of the managers, the Membership Interest certificate books, and the Membership Interest record books of each Management Company (except PIA) have been delivered to Buyer or which shall be delivered to Buyer before Closing and are correct and complete in all material respects.  None of the Management Companies is in default under or in violation of any provision of its organizational documents or operating agreements.

                       (c)          Capitalization of the PCs.  Schedule 4(c) of the Disclosure Schedule sets forth the entire issued and authorized capital stock of each of the PCs.  All of the issued and outstanding Shares have been duly authorized, are validly issued, fully paid, and non-assessable, and are held of record by Dr. Fireman as set forth in Schedule 4(c) of the Disclosure Schedule.  The Redeemed Stock (as defined in the Issuance and Redemption Agreements) represents all of the interest owned by Dr. Fireman in the PCs and all of the issued and outstanding Shares of the PCs other than the shares simultaneously issued to Dr. Katin pursuant to the Issuance and Redemption Agreements.  There is not pending, nor to Dr. Bagne’s knowledge has Dr. Fireman, Dr. Bagne or any PC been threatened with any claims (notwithstanding the definition of claims contained herein, for the purposes of this subsection only, the term Claims shall be as defined in the Issuance and Redemption Agreements) or any other proceeding which could adversely affect the ability of Dr. Fireman, Dr. Bagne and/or any of the PCs to perform any of his/her or its obligations under the terms of the Issuance and Redemption Agreements.  There are no outstanding or authorized options, warrants, purchase rights, subscription rights, conversion rights, exchange rights, or other contracts or commitments that could require any PC or Dr. Fireman to issue, sell, or otherwise cause to become outstanding any of the capital stock of any PC, except as set forth on Schedule 4(c) of the Disclosure Schedule.  There are no outstanding or authorized stock appreciation, phantom stock, profit participation, or similar rights with respect to any PC.  There are no voting trusts, proxies, or other agreements or understandings with respect to the voting of the capital stock of any PC.

                       (d)          Capitalization of the Management Companies.  The entire issued and authorized Membership Interests of each of the Management Companies are set forth in Schedule 4(d) of the Disclosure Schedule.  All of the issued and outstanding Membership Interests have been duly authorized, are validly issued, fully paid, and non-assessable, and are held of record by Dr. Bagne and A. Bagne as set forth in Schedule 4(d) of the Disclosure Schedule.  There are no outstanding or authorized options, warrants, purchase rights, subscription rights, conversion rights, exchange rights, or other contracts or commitments that could require any Management Company, Dr. Bagne or A. Bagne to issue, sell, or otherwise cause to become outstanding any membership interest in any Management Company.  There are no outstanding or authorized membership interest appreciation, phantom membership interest, profit participation, or similar rights with respect to any Management Company.  There are no voting trusts, proxies, or other agreements or understandings with respect to the voting of the Membership Interests of any Management Company.

                       (e)          Noncontravention.  To Dr. Bagne’s Knowledge, except as set forth on Schedule 4(e) of the Disclosure Schedule, neither the execution and the delivery of this Agreement, nor the consummation of the transactions contemplated hereby, will (i) violate any constitution, statute, regulation, rule, injunction, judgment, order, decree, ruling, charge, or other restriction of any Governmental Authority, or court to which any of the Companies is subject or any provision of the charter or bylaws or organizational documents or related agreements, as the case may be, of any of the Companies or (ii) conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify, or cancel, or require any notice under any agreement, contract, lease, license, instrument, or other arrangement to which any of the Companies is a party or by which it is bound or to which any of their assets is subject (or result in the imposition of any Lien upon any of their assets).  None of the Companies needs to give any notice to, make any filing with, or obtain any authorization, consent, or approval of any government or governmental agency in order for the Parties to consummate the transactions contemplated by this Agreement.

                       (f)          The Companies’ Brokers’ Fees.  None of the Companies has any Liability or obligation to pay any fees or commissions to any broker, finder, or agent with respect to the transactions contemplated by this Agreement, except as identified in § 3(a)(iii) above, which such fees shall be paid by the Sellers out of the Closing Cash Payment in connection with this transaction.

                       (g)          Title to Assets.  Except as set forth on Schedule 4(g)(i) of the Disclosure Schedule or the Register of Deeds of each county where any Real Property is located, the Companies have good and marketable indefeasible fee simple title to, or a valid leasehold interest in, the properties and assets used by them, located on their premises, or shown on the Most Recent Balance Sheet or acquired after the date thereof, free and clear of all Liens, except for properties and assets disposed of in the Ordinary Course of Business since the date of the Most Recent Balance Sheet; provided, however, PIA has transferred, free and clear of all Liens, all such assets other than those set forth on Schedule 4(g)(ii) of the Disclosure Schedules to Phoenix.

                       (h)          Subsidiaries.  There currently are no, nor have their been at any time, any Subsidiaries of the Companies.

                       (i)           Financial Statements.  Attached hereto as Schedule 4(i) of the Disclosure Schedule are the following combined financial statements of Michigan Institute for Radiation Oncology (“MIRO” and Michigan Comprehensive Cancer Institute (“MCCI”), under which the entities of AOAM, PIA, RADS and ACT do business as MIRO and under which the entities of Phoenix and XRAY do business as MCCI (collectively the “Financial Statements”):  (i) audited combined financial statements as of December 31, 2005 and for the year then ended (the “Most Recent Fiscal Year End”); and (ii) reviewed combined financial statements as of December 31, 2004 and 2003 and for the years then ended.  The combined financial statements (including the notes thereto) are prepared based on correct and complete information and have been prepared in accordance with GAAP applied on a consistent basis throughout the periods covered thereby (except for the difference in GAAP accounting methodologies used with respect to the reporting of accounts receivable for the Most Recent Fiscal Year, as indicated in the audited financial statements, as compared to the reporting of the accounts receivable in the combined financial statements for the fiscal years ending December 31, 2004 and 2003), and present fairly the financial condition of the Companies for such periods, and are consistent with the books and records of the Companies, which books are records are correct and complete.

                       (j)           [INTENTIONALLY OMITTED]

                       (k)          Events Subsequent to Most Recent Fiscal Year End.  Except as set forth on Schedule 4(k) of the Disclosure Schedule, since the Most Recent Fiscal Year End, there has not been any Material Adverse Change.  Without limiting the generality of the foregoing, since that date:

                                      (i)          except as between Phoenix and PIA as referenced in § 4(g) above, none of the Companies has sold, leased, transferred, or assigned any assets, tangible or intangible, having a value of more than $25,000 other than for a fair consideration in the Ordinary Course of Business;

                                       (ii)          none of the Companies has entered into any agreement, contract, lease, or license or series of related agreements, contracts, leases, and licenses either (x) involving more than $25,000 or (y) outside the Ordinary Course of Business;

                                       (iii)         no party, including the Companies, has accelerated, terminated, modified, or cancelled any agreement, contract, lease, or license (or series of related agreements, contracts, leases, and licenses) involving more than $25,000 to which any Company is a party or by which any of them is bound;

                                       (iv)         none of the Companies has imposed or cause to be imposed any Liens upon any of their respective assets, tangible or intangible;

                                       (v)          none of the Companies has made any capital expenditure or series of related capital expenditures for which payment has not been made either (x) involving more than $25,000 or (y) outside the Ordinary Course of Business;

                                       (vi)          none of the Companies has made any capital investment in, any loan to, or any acquisition of the securities or assets of, any other Person (or series of related capital investments, loans, and acquisitions) either (x) involving more than $25,000 or (y) outside the Ordinary Course of Business;

                                       (vii)         none of the Companies has issued any note, bond, or other debt security or created, incurred, assumed, or guaranteed any indebtedness for borrowed money or capitalized lease obligation either (x) involving more than $25,000 singly or (y) $100,000 in the aggregate;

                                       (viii)        none of the Companies has delayed or postponed the payment of Accounts Payable and/or other Liabilities outside the Ordinary Course of Business;

                                       (ix)          none of the Companies has cancelled, compromised, waived, or released any right or claim or series of related rights and claims either (x) involving more than $25,000 or (y) outside the Ordinary Course of Business;

                                       (x)          none of the Companies has transferred, assigned, or granted any license or sublicense of any rights under or with respect to any Intellectual Property;

                                       (xi)         there has been no change made or authorized in the charter or bylaws of any of the PCs;

                                       (xii)        there has been no change made or authorized in the organizational documents or operating agreements of any Management Company;

                                       (xiii)       none of the PCs has declared, set aside, or paid any dividend or made any distribution with respect to its capital stock (whether in cash or in kind) or redeemed, purchased, or otherwise acquired any of its capital stock;

                                       (xiv)       none of the Management Companies has issued, sold, or otherwise disposed of any of their membership interests, or granted any options, warrants, or other rights to purchase or obtain (including upon conversion, exchange, or exercise) any of their membership interests;

                                       (xv)        none of the Management Companies has declared, set aside, or paid any dividend or made any distribution with respect to their membership interests (whether in cash or in kind) or redeemed, purchased, or otherwise acquired any of their membership interests;

                                       (xvi)       no Company has experienced any damage, destruction, or loss (whether or not covered by insurance) to its property, involving more than $25,000;

                                       (xvii)      none of the Companies has made any loan to, or entered into any other transaction with, any of its directors, managers, officers, and employees outside the Ordinary Course of Business (excluding the Companies/Sellers Related Party debt as set forth on Schedule 2(d)(iii)) all of which is being extinguished and/or released simultaneously herewith;

                                       (xviii)     none of the Companies has entered into any employment contract or collective bargaining agreement, written or oral, or modified the terms of any existing such contract or agreement outside of the Ordinary Course of Business;

                                       (xix)       none of the Companies has granted any increase in the base compensation, bonus payment or fringe benefits of any of its directors, officers, and employees outside the Ordinary Course of Business;

                                       (xx)        none of the Companies has adopted, amended, modified, or terminated any bonus, profit sharing, incentive, severance, or other plan, contract, or commitment for the benefit of any of its directors, officers, and employees (or taken any such action with respect to any other Employee Benefit Plan);

                                       (xxi)       none of the Companies has made any other change in employment terms for any of its directors, managers, officers, and employees outside the Ordinary Course of Business;

                                       (xxii)      none of the Companies has made or pledged to make any charitable or other capital contribution outside the Ordinary Course of Business;

                                       (xxiii)     there has not been any other occurrence, event, incident, action, failure to act, or transaction outside the Ordinary Course of Business involving any of the Companies which has had or is reasonably likely to have a Material Adverse Effect;

                                       (xxiv)     there has not been any closure, shut down or other elimination of any of the offices, business locations, or any other change in the character of the Companies business, or the properties or assets of the Companies which has had or is reasonably likely to have a Material Adverse Effect;

                                       (xxv)      there has been no material change in (A) the Companies’ pricing of its services to its patients generally without regard to pricing changes initiated or imposed by individual Payors Programs (as defined in § 4(r) below) or Governmental Authorities, or (B) any accounting, financial reporting, credit, allowance or tax practice or policy of the Companies business;

                                       (xxvi)     none of the Companies has discharged a material Liability or Lien outside the Ordinary Course of Business;

                                       (xxvii)    none of the Companies has made any loans or advances of money (except the Companies/Sellers Related Party debt as set forth on Schedule 2(d)(iii)) all of which is being extinguished and/or released simultaneously herewith; and

                                       (xxviii)   none of the Companies has committed to any of the foregoing.

                       (l)            Undisclosed Liabilities.  None of the Companies has any Liability (and there is no Basis for any present or to Dr. Bagne’s Knowledge future action, suit, proceeding, hearing, investigation, charge, complaint, claim, or demand against any of them giving rise to any Liability), except for (i) those Liabilities set forth on the face of the Interim Period End (as such term is defined in § 6(q) below); (ii) Liabilities that have arisen after the Interim Period End balance sheet, which have not been paid at Closing as set forth on Schedule 2(e)(i) of the Disclosure Schedules and Schedule 2(e)(ii) of the Disclosure Schedules and as set forth on Schedule 4(l)(i) of the Disclosure Schedules; and other Liabilities not disclosed under subsection (i) and (ii) above as set forth on Schedule (4)(l)(ii) of the Disclosure Schedules.

                       (m)           Legal Compliance.

                                       (i)          Within the past three (3) years of the Closing Date, except as set forth on Schedule 4(m) of the Disclosure Schedule, each Seller, Dr. Fireman and each of the Companies, and their respective predecessors has complied with all applicable laws including rules, regulations, codes, plans, injunctions, judgments, orders, decrees, rulings, and charges thereunder of federal, state, local, and foreign governments (and all agencies thereof), and all laws related or incident to the licensure credentialing and certification of providers of radiation therapy, physicians and health professionals, health and safety matters, health laws and regulations and Medicare and Medicaid regulations and no action, suit, proceeding, hearing, investigation, charge, complaint, claim, demand, or notice has been filed or commenced against any of them alleging any failure to so comply.

                                       (ii)         Within years fours (4), five (5) and six (6) preceding the Closing Date, to Dr. Bagne’s Knowledge, each Seller, Dr. Fireman and each of the Companies, and their respective predecessors has complied with all applicable laws including rules, regulations, codes, plans, injunctions, judgments, orders, decrees, rulings, and charges thereunder of federal, state, local, and foreign governments (and all agencies thereof), and all laws related or incident to the licensure credentialing and certification of providers of radiation therapy, physicians and health professionals, health and safety matters, health laws and regulations and Medicare and Medicaid regulations and no action, suit, proceeding, hearing, investigation, charge, complaint, claim, demand, or notice has been filed or commenced against any of them alleging any failure to so comply.

                       (n)          Licensure of Personnel.  To Dr. Bagne’s Knowledge, each individual currently employed by or otherwise engaged by any Company to perform professional services is duly licensed to provide such services and is in compliance with all applicable federal, state and local laws, rules and regulations relating to such professional licensure and otherwise meets the applicable qualifications to provide such professional services.  To Dr. Bagne’s Knowledge, each individual formerly employed by or otherwise engaged by any Company to provide professional services was duly licensed to provide such services during all applicable periods when such employee or independent contractor provided such services on behalf of any Company.  To Dr. Bagne’s Knowledge, each Seller and Company and each individual employed by or otherwise engaged by any Company to perform professional services is in compliance with all applicable state laws and precedents relating to the corporate practice of the learned or licensed professions, and to Dr. Bagne’s Knowledge there are no claims, disputes, actions, suits, proceedings or investigations currently pending, filed, commenced or threatened against or affecting any Seller or any Company or to Dr. Bagne’s Knowledge, any individual employed by or otherwise engaged by any Company relating to such laws and precedents, and no such claim, dispute, action, suit, proceeding or investigation has been filed or commenced prior to the Closing Date.

                       (o)          Permits.  Set forth on Schedule 4(o) of the Disclosure Schedule is a complete and accurate list of all licenses, certificates, permits, registrations, approvals, franchises, notices and authorizations issued by governmental entities or other regulatory federal, state or local authorities, including, without limitation any certificates of need (“CONs”) issued by the Michigan Department of Community Health (“MDCH”) (collectively, the “Permits”), held by Sellers, Dr. Fireman and each Company.  To Dr. Bagne’s Knowledge, the Permits are all the Permits required for the conduct of the business as currently operated by Sellers, Dr. Fireman and each Company.  All of the Permits are in full force and effect.  Neither Seller, Dr. Fireman nor Company, nor to Dr. Bagne’s Knowledge, any individual employed or otherwise engaged by any Company has engaged in any activity that would cause or permit revocation or suspension of any Permit, and no action or proceeding seeking to or contemplating the revocation or suspension of any Permit is pending or threatened.  Except as set forth on Schedule 4(o)(i) of the Disclosure Schedule, to Dr. Bagne’s Knowledge: (i) there are no existing defaults or events of default or events or state of facts which, with notice or lapse of time or both, would constitute a default under any Permit; (ii) neither Sellers nor any officers of any Company has any Knowledge of any default or claimed or purported or alleged default or state of facts which with notice or lapse of time or both would constitute a default on the part of any party in the performance of any obligation to be performed or paid by any party under any Permit; and (iii) the consummation of the transactions contemplated hereby will in no way affect the continuation, validity or the effectiveness of the Permits or require the consent of any person or entity.

                       (p)          Medicare and Medicaid.  To Dr. Bagne’s Knowledge, each Seller each Company is in compliance with all laws, rules and regulations of Medicare, Medicaid and other governmental health care programs, and has filed all claims and other forms in the manner prescribed by such laws, rules and regulations.  Except as set forth on Schedule 4(p) of the Disclosure Schedule, to Dr. Bagne’s Knowledge: (i) none of the Sellers, Dr. Fireman nor any Company has been or currently is subject to any audit, investigation, review or request for information relating to improper and/or fraudulent Medicare or Medicaid procedures or practices; (ii) there is no Basis for any claim or request for recoupment or reimbursement from any Seller, Dr. Fireman or any Company by, or for reimbursement by any Seller, Dr. Fireman or any Company of, any federal or state agency or instrumentality or other provider reimbursement entities relating to Medicare or Medicaid.; (iii) there is no deficiency (either individually or in the aggregate) in any such claims, returns, invoices, cost reports and other filings, including claims for overpayments or deficiencies for late filings, has been asserted or threatened by any federal or state agency or instrumentality or other provider reimbursement entities relating to Medicare or Medicaid claims or any other third party payor and there is no Basis for any claims or requests for reimbursement.

                       (q)          Third Party Reimbursement.  Schedule 4(q) of the Disclosure Schedule sets forth a list of the top twelve (12) (as defined by revenues over the last twelve (12) months through June 30, 2006) third party payor or third-party reimbursement agreements relating to the operations of the business conducted by each Company (including agreements in the names of the individual physicians employed by or engaged by the PCS) (individually a “Reimbursement Agreement” and collectively the “Reimbursement Agreements”) that are in force as of the Closing Date.  Complete copies of the Reimbursement Agreements have been delivered to MRTMS prior to the execution of this Agreement.  Dr. Bagne has not received notice of the cancellation or non-renewal of any Reimbursement Agreement or any retroactive adjustment by any payor under any Reimbursement Agreement..

                       (r)          Inspections and Investigations.  Except as set forth on Schedule 4(r) of the Disclosure Schedule: (i) to Dr. Bagne’s Knowledge, no right of any Company nor the right of any licensed professional or other individual employed by or under contract or otherwise engaged by any Seller or any Company to receive reimbursements pursuant to any government program or private non-governmental program under which any Company directly or indirectly receives payments (“Payor Programs”) has been terminated or otherwise adversely affected as a result of any investigation or action whether by any federal or state governmental regulatory authority or other third party; (ii) to Dr. Bagne’s Knowledge, no Company, nor Dr. Fireman or any individual employed or otherwise engaged by any Seller or any Company, has, during the past three (3) years, been the subject of any inspection, investigation, survey, audit, or monitoring by any governmental regulatory entity, professional review organization, accrediting organization or certifying agency based upon any alleged improper activity; (iii) to Dr. Bagne’s Knowledge, no Seller or any Company, Dr. Fireman or any individual employed or otherwise engaged by any Company, received any notice of deficiency during the past three (3) years in connection with the operations of the business conducted by the Companies; and (iv) to Dr. Bagne’s Knowledge, there are not presently any outstanding deficiencies or work orders related to the business conducted by any Company, nor to Dr. Bagne’s Knowledge, Dr. Fireman or any individual employed or otherwise engaged by any Company, issued by any governmental authority having jurisdiction over any Company or requiring conformity to any applicable agreement, statute, regulation, ordinance or bylaw, including but not limited to, the Payor Programs.  Copies of all reports, correspondence, notices and other documents relating to any matter disclosed on Schedule 4(r) of the Disclosure Schedule have been delivered to MRTMS prior to the execution of this Agreement.

                       (s)          Fraud and Abuse; False Claims.  To Dr. Bagne’s Knowledge, except as set forth on Schedule 4(s) of the Disclosure Schedule, none of the Companies nor Dr. Fireman or any individual employed or otherwise engaged by any Company has engaged in any activities that are prohibited under 42 U.S.C. §§ 1320a-7, 1320a-7a, 1320a-7b, 1395nn, and 1396b, 31 U.S.C. § 3729-3733, and the federal Champus statute (or other federal or state statutes related to false or fraudulent claims) or the regulations promulgated thereunder pursuant to such statutes, or related state or local statutes or regulations, or which are prohibited by rules of professional conduct, including but not limited to the following:  (i) knowingly and willfully making or causing to be made a false statement or representation of a fact in any application for any benefit or payment; (ii) knowingly and willfully making or causing to be made any false statement or representation of a fact for use in determining rights to any benefit or payment; (iii) failing to disclose knowledge by a claimant of the occurrence of any event affecting the initial or continued right to any benefit or payment on its own behalf or on behalf of another, with intent to fraudulently secure such benefit or payment; and/or (iv) knowingly and willfully soliciting or receiving any remuneration (including any kickback, bribe or rebate), directly or indirectly, overtly or covertly, in cash or in kind or offering to pay or receive such remuneration (x) in return for referring an individual to a person for the furnishing or arranging for the furnishing of any item or service for which payment may be made in whole or in part by Medicare or Medicaid, or (y) in return for purchasing, leasing, or ordering or arranging for or recommending purchasing, leasing, or ordering any good, facility, service or item for which payment may be made in whole or in part by Medicare or Medicaid.  To Dr. Bagne’s Knowledge, there are no facts or circumstances which could result in any claim by Medicare, Medicaid or any other Payor Programs for any retroactive adjustments against the Companies, Dr. Fireman nor any individual employed or otherwise engaged by any Company.

                       (t)          Rates and Reimbursement Appeals.  No  Company has any reimbursement or payment rate appeals, disputes or contested positions currently pending before any governmental authority or any administrator of any Payor Programs.

                       (u)          Michigan Law.

                                      (i)         No Michigan Transfer Tax Liabilities.  None of the Companies have any Liabilities for Taxes, penalties, interest or otherwise, relating to any period before or after the Closing Date (whether payable directly to a Taxing authority or to any landlord under any Lease) as a result of, in connection with, relating or incidental to or by virtue of any Seller’s, Dr. Fireman’s, or any Company’s (or any predecessor’s) failure to give notice to the appropriate assessing office of any “transfer of ownership” as required by MCL 211.27a, including, without limitation, any Seller’s, Dr. Fireman’s, or any Company’s (or any predecessor’s) failure to give notice of a conveyance by lease with a “total duration” of more than thirty-five (35) years, or any Seller’s, Dr. Fireman’s, or any Company’s (or any predecessor’s) failure to give notice of a lease granting the tenant a “bargain purchase option,” both as defined in MCL 211.27a.

                                      (ii)        Michigan Unemployment Tax Rates.  Each Company’s state of Michigan unemployment tax rate is set forth on Schedule 4(u)(ii) of the Disclosure Schedules.

                       (v)          Tax Matters.  Except as set forth on Schedule 4(v) of the Disclosure Schedule:

                                       (i)          Each of the Companies has filed all Tax Returns that each was required to file under applicable laws and regulations.  All such Tax Returns were correct and complete in all respects and have been prepared in compliance with all applicable laws and regulations.  All Taxes due and owing by any Company whether or not shown on any Tax Return have been paid.  None of the Companies currently is the beneficiary of any extension of time within which to file any Tax Return.  No claim has ever been made by an authority in a jurisdiction where any of the Companies does not file Tax Returns that it is or may be subject to taxation by that jurisdiction.  There are no Liens for Taxes (other than Taxes not yet due and payable) upon any of the assets of any Company.

                                       (ii)         Each of the Companies has withheld and paid all Taxes required to have been withheld and paid in connection with any amounts paid or owing to any employee, independent contractor, creditor, member, stockholder, or other third party.

                                       (iii)        Dr. Bagne does not expect any authority to assess any additional Taxes for any period for which Tax Returns have been filed.  No foreign, federal, state, or local tax audits or administrative or judicial Tax proceedings are pending or being conducted with respect to any Company.  None of the Companies has received from any foreign, federal, state, or local taxing authority, including jurisdictions where the Companies have not filed Tax Returns; any (i) notice indicating an intent to open an audit or other review, (ii) request for information related to Tax matters, or (iii) notice of deficiency or proposed adjustment for any amount of Tax proposed, asserted, or assessed by any taxing authority against any Company.  Schedule 4(v) of the Disclosure Schedule lists all federal, state, local, and foreign income Tax Returns filed with respect to any of the Companies for taxable periods ended on or after December 31, 2005, December 31, 2004, December 31, 2003, and December 31, 2002, indicates those Tax Returns that have been audited, and indicates those Tax Returns that currently are the subject of audit.  Sellers have delivered to MRTMS correct and complete copies of all federal income Tax Returns, examination reports, and statements of deficiencies assessed against or agreed to by any of the Companies filed or received since December 31, 2002.

                                       (iv)        None of the Companies has waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency.

                                       (v)         None of the Companies has filed a consent under Code § 341(f) concerning collapsible corporations.  No Company is a party to any agreement, contract, arrangement or plan that has resulted or would result, separately or in the aggregate, in the payment of (i) any “excess parachute payment” within the meaning of Code § 280G (or any corresponding provision of state, local or foreign Tax law) and (ii) any amount that will not be fully deductible as a result of Code 162(m) (or any corresponding provision of state, local or foreign Tax law).  No Company has been a United States real property holding corporation within the meaning of Code § 897(c)(2) during the applicable period specified in Code § 897(c)(1)(A)(ii).  Each of the Companies have disclosed on their respective Federal income Tax Returns all positions taken therein that could give rise to a substantial understatement of federal income Tax within the meaning of Code § 6662.  No Company is a party to or bound by any Tax allocation or sharing agreement.  No Company (A) has been a member of an Affiliated Group filing a consolidated federal income Tax Return or (B) has any Liability for the Taxes of any Person under Reg. § 1.1502-6 or any similar provision of state, local, or foreign law, as a transferee or successor, by contract, or otherwise.

                                       (vi)        Schedule 4(v) of the Disclosure Schedule sets forth the following information with respect to each Company as of December 31, 2005 (as well as on an estimated pro forma basis as of the Closing giving effect to the consummation of the transactions contemplated hereby): (A) the basis of each Company in its assets; (B) the basis of the stockholder(s) or member, as the case may be, of each Company in its stock or membership interest(or the amount of any excess loss account); (C) the amount of any net operating loss, net capital loss, unused investment or other credit, unused foreign tax, or excess charitable contribution allocable to any Company; and (D) the amount of any deferred gain or loss allocable to any Company arising out of any intercompany transaction.

                                       (vii)       The unpaid Taxes of each Company (A) did not, as of the Interim Period End (as such term is defined in § 6(q) below), exceed the reserve for Tax Liability (rather than any reserve for deferred Taxes established to reflect timing differences between book and Tax income) set forth on the face of the Most Recent Balance Sheet and (B) do not exceed that reserve as adjusted for the passage of time through the Closing Date in accordance with the past custom and practice of each Company in filing their Tax Returns. Since the date of the Most Recent Balance Sheet, no Company has incurred any liability for Taxes arising from extraordinary gains or losses, as that term is used in GAAP, outside the Ordinary Course of Business consistent with past custom and practice.

                                       (viii)      No Company will be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any: (A) change in method of accounting for a taxable period ending on or prior to the Closing Date; (B) “closing agreement” as described in Code § 7121 (or any corresponding or similar provision of state, local or foreign income Tax law) executed on or prior to the Closing Date; (C) intercompany transactions or any excess loss account described in Treasury Regulations under Code § 1502 (or any corresponding or similar provision of state, local or foreign income Tax law); (D) installment sale or open transaction disposition made on or prior to the Closing Date; or (E) prepaid amount received on or prior to the Closing Date.

                                       (ix)        No Company has distributed stock or membership interest of another Person, or has had its stock or membership interest distributed by another Person, in a transaction that was purported or intended to be governed in whole or in part by Code § 355 or § 361.

                       (w)           Real Property.

                                       (i)          Schedule 4(w)(i) of the Disclosure Schedule sets forth the address and description of each parcel of Owned Real Property.  With respect to each parcel of Owned Real Property:

                                                    (A)          except as set forth in Schedule 4(w)(i)(A) of the Disclosure Schedule, none of the Companies has leased or otherwise granted to any Person the right to use or occupy such Owned Real Property or any portion thereof; and

                                                       (B)          there are no outstanding options, rights of first offer or rights of first refusal to purchase such Owned Real Property or any portion thereof or interest therein.

                                       (ii)          Schedule 4(w)(ii) of the Disclosure Schedule sets forth the address and description of each parcel of Leased Real Property, and a true and complete list of all Leases for each such Leased Real Property (including the date and name of the parties to such Lease document).  Dr. Bagne has delivered to MRTMS a true and complete copy of each such Lease document, and in the case of any oral Lease, a written summary of the material terms of such Lease.  Except as set forth on Schedule 4(w)(ii) of the Disclosure Schedule, with respect to each of the Leases:

                                                       (A)          such Lease is legal, valid, binding, enforceable and in full force and effect;

                                                       (B)          the transactions contemplated by this Agreement does not require the consent of any other party to such Lease (except for those Leases for which Lease Consents (as hereinafter defined) are obtained), will not result in a breach of or default under such Lease, and will not otherwise cause such Lease to cease to be legal, valid, binding, enforceable and in full force and effect on identical terms following the Closing;

                                                       (C)          none of the Companies’ possession or quiet enjoyment of the Leased Real Property under such Lease has been disturbed and there are no disputes with respect to such Lease;

                                                       (D)          none of the Companies or any other party to the Lease is in breach or default under such Lease, and no event has occurred or circumstance exists which, with the delivery of notice, the passage of time or both, would constitute such a breach or default, or permit the termination, modification or acceleration of rent under such Lease;

                                                       (E)          no security deposit or portion thereof deposited with respect to such Lease has been applied in respect of a breach or default under such Lease which has not been redeposited in full;

                                                       (F)          none of the Companies owes, or will owe in the future, any brokerage commissions or finder’s fees with respect to such Lease;

                                                       (G)          the other party to such Lease is not an Affiliate of, and otherwise does not have any economic interest in any of the Companies;

                                                       (H)          Except as set forth in Schedule 4(w)(ii)(H) of the Disclosure Schedule, none of the Companies has subleased, licensed or otherwise granted any Person the right to use or occupy such Leased Real Property or any portion thereof (“Leased Real Property Subleases”);

                                                       (I)          none of the Companies has collaterally assigned or granted any other Lien in such Lease or any interest therein; and

                                                       (J)          there are no Liens on the estate or interest created by such Lease.

                                                       (K)         Schedule 4(w)(vii)(K) of the Disclosure Schedule sets forth a true and complete list of all Leased Real Property Subleases (including all amendments, extensions, renewals, guaranties and other agreements with respect thereto) (collectively, the “Subtenant Leases”), including the date and name of the parties to such Subtenant Lease document.  Dr. Bagne has delivered to MRTMS a true and complete copy of each such Subtenant Lease document, and in the case of any oral agreement, a written summary of the material terms of such agreement.  Except as set forth in Schedule 4(w)(vii)(K) of the Disclosure Schedule, with respect to each of the Subtenant Leases:  (i) such Subtenant Lease is legal, valid, binding, enforceable and in full force and effect; (ii) none of the Companies or any other party to such Subtenant Lease is in breach or default thereunder, and no event has occurred or circumstance exists which, with the delivery of notice, the passage of time or both, would constitute such a breach or default thereunder; (iii) no security deposit or portion thereof deposited with respect to such Subtenant Lease has been applied in respect of a breach or default under such Subtenant Lease which has not been redeposited in full; (iv) none of the Companies owes, or will owe in the future, any brokerage commissions or finder’s fees with respect to such Subtenant Lease; (v) the other party to such Subtenant Lease is not an Affiliate of, and otherwise does not have any economic interest in any of the Companies; (vi) the other party to such Subtenant Lease has not subleased, licensed or otherwise granted any Person the right to use or occupy, the premises demised thereunder or any portion thereof; (vii) the other party has not collaterally assigned or granted any other Lien in such Subtenant Lease; and (viii) there are no Liens on the estate or interest created by such Subtenant Lease.

                                       (iii)         The Owned Real Property identified in Schedule 4(w)(i) of the Disclosure Schedule and the Leased Real Property identified in Schedule 4(w)(ii) of the Disclosure Schedule (collectively, the “Real Property”), comprise all of the real property used in the Companies’ business; and none of the Companies is a party to any agreement or option to purchase any real property or interest therein.

                                       (iv)         Dr. Bagne has not received any written notice of, nor has any Knowledge of, any condemnation, expropriation or other proceeding in eminent domain, pending or threatened, affecting any parcel of Real Property or any portion thereof or interest therein.  Dr. Bagne has not received any written notice of, nor has any Knowledge of, any injunction, decree, order, writ or judgment outstanding, nor any claims, litigation, actions by any Governmental Authority or similar proceedings, pending or threatened, relating to the ownership, lease, use or occupancy of the Real Property or any portion thereof, or the operation of the business as currently conducted thereon by any Company.

                                       (v)         Dr. Bagne has not received any written notice that (i) any Improvements encroach on any land which is not included in the Owned Real Property or on any easement affecting such Owned Real Property, (ii) violate any building lines or set-back lines, or (iii) there are no encroachments onto any of the Owned Real Property, or any portion thereof, which encroachment would interfere with the use or occupancy of such Owned Real Property or the continued operation of the business as currently conducted thereon by any Company.

                                       (vi)        Dr. Bagne has not received any written notice of any currently pending or threatened increase or special assessment or reassessment of any Taxes, assessments, fees, charges, or similar costs or expenses imposed by any governmental authority, association or other entity having jurisdiction over the Real Property or any portion thereof except as set forth on Schedule 4(w)(vi).

                                       (vii)       Notwithstanding anything herein to the contrary, the Real Property, including the fixtures and attachments thereto, is conveyed, sold and transferred to Buyer in an AS-IS condition, except for specific representations and warranties regarding the Real Property as set forth in § 4(w).

                       (x)           Intellectual Property.

                                       (i)          Schedule 4(x) of the Disclosure Schedule sets forth all Intellectual Property used in the operation of the business of the Companies which the Companies own and possess or have the right to use pursuant to a valid and enforceable, written license, sublicense, agreement, or permission.  Each item of Intellectual Property owned or used by any Company immediately prior to the Closing hereunder will be owned or available for use by such Company on identical terms and conditions immediately subsequent to the Closing hereunder.

                                       (ii)         To Dr. Bagne’s Knowledge, no Company has interfered with, infringed upon, misappropriated, or otherwise come into conflict with any Intellectual Property rights of third parties, and none of Sellers, Dr. Fireman or the directors, officers and employees with responsibility for Intellectual Property matters of any Company has ever received any charge, complaint, claim, demand, or notice alleging any such interference, infringement, misappropriation, or violation, including any claim that any Company must license or refrain from using any Intellectual Property rights of any third party.  To Dr. Bagne’s Knowledge none of the Sellers, Dr. Fireman or the directors, members, partners and officers and employees with responsibility for Intellectual Property matters of any Company, and no third party has interfered with, infringed upon, misappropriated, or otherwise come into conflict with any Intellectual Property rights of any Company.

                                       (iii)        Schedule 4(x) of the Disclosure Schedule identifies each patent or registration that has been issued to any Company with respect to any of its Intellectual Property, identifies each pending patent application or application for registration which any Company has made with respect to any of its Intellectual Property, and identifies each license, sublicense, agreement, or other permission which any Company has granted to any third party with respect to any of its Intellectual Property together with any exceptions.  Sellers have delivered to MRTMS correct and complete copies of all such patents, registrations, applications, licenses, sublicenses, agreements, and permissions (as amended to date) and have delivered to MRTMS correct and complete copies of all other written documentation evidencing ownership and prosecution of each such item.  Schedule 4(x) of the Disclosure Schedule also identifies each unregistered trademark, service mark, trade name, corporate name or Internet domain name, computer software item other than commercially available off-the-shelf software purchased or licensed for less than a total cost of $10,000 in the aggregate and each material unregistered copyright used by any Company in connection with any of its businesses.  With respect to each item of Intellectual Property required to be identified in Schedule 4(x) of the Disclosure Schedule, to Dr. Bagne’s Knowledge:

                                                       (A)          The Company owns and possesses all right, title, and interest in and to the item, free and clear of any Lien, license, or other restriction or limitation regarding use or disclosure;

                                                       (B)          the item is not subject to any outstanding injunction, judgment, order, decree, ruling, or charge;

                                                       (C)          no action, suit, proceeding, hearing, investigation, charge, complaint, claim, or demand is pending or is threatened which challenges the legality, validity, enforceability, use, or ownership of the item, and there are no grounds for the same;

                                                       (D)          No Company has ever agreed to indemnify any Person for or against any interference, infringement, misappropriation, or other conflict with respect to the item; and

                                                       (E)          no loss or expiration of the item is threatened, pending, or reasonably foreseeable, except for patents expiring at the end of their statutory terms (and not as a result of any act or omission by any Company, including without limitation, a failure by any Company pay any required maintenance fees).

                                       (iv)          Schedule 4(x) of the Disclosure Schedule further identifies each item of Intellectual Property that any third party owns and that any Company uses pursuant to license, sublicense, agreement, or permission.  Dr. Bagne has delivered to MRTMS correct and complete copies of all such licenses, sublicenses, agreements, and permissions (as amended to date).  With respect to each item of Intellectual Property required to be identified in Schedule 4(x) of the Disclosure Schedule, to Dr. Bagne’s Knowledge:

                                                       (A)          the license, sublicense, agreement, or permission covering the item is legal, valid, binding, enforceable, and in full force and effect;

                                                       (B)          the license, sublicense, agreement, or permission will continue to be legal, valid, binding, enforceable, and in full force and effect on identical terms following consummation of the transactions contemplated hereby;

                                                       (C)          no party to the license, sublicense, agreement, or permission is in breach or default, and no event has occurred which with notice or lapse of time would constitute a breach or default or permit termination, modification, or acceleration thereunder;

                                                       (D)          no party to the license, sublicense, agreement, or permission has repudiated any provision thereof;

                                                       (E)          with respect to each sublicense, the representations and warranties set forth in subsections (A) through (D) above are true and correct with respect to the underlying license;

                                                       (F)          the underlying item of Intellectual Property is not subject to any outstanding injunction, judgment, order, decree, ruling, or charge;

                                                       (G)          no action, suit, proceeding, hearing, investigation, charge, complaint, claim, or demand is pending; and

                                                       (H)          no Company has granted any sublicense or similar right with respect to the license, sublicense, agreement, or permission.

                                       (v)           To Dr. Bagne’s Knowledge, (A) no Company has infringed upon, misappropriated, or otherwise come into conflict with, any Intellectual Property rights of third parties as a result of the operation of its businesses; (B) there are no facts that indicate a likelihood of any of the foregoing; and (C) no notices regarding any of the foregoing (including, without limitation, any demands or offers to license any Intellectual Property from any third party) have been received.

                                       (vi)          Dr. Bagne has taken all necessary action to maintain and protect all of the Intellectual Property of the Companies.  To Dr. Bagne’s Knowledge, the owners of any of the Intellectual Property licensed to any of the Companies have taken all necessary and desirable action to maintain and protect the Intellectual Property covered by such license.

                                       (vii)         To Dr. Bagne’s Knowledge, the Companies have complied with and are presently in compliance with all foreign, federal, state, local, governmental (including, but not limited to, the Federal Trade Commission and State Attorneys General), administrative or regulatory laws, regulations, guidelines and rules applicable to any Intellectual Property.

                       (y)          Tangible Assets.  Set forth and described in Schedule 4(y) of the Disclosure Schedule is a list of all material tangible assets (material tangible assets shall mean all tangible assets with a historical cost of $10,000 or greater), collectively owned by each Company as well as the location of each such asset as of the date hereof.

                       (z)          Inventory.  The inventory of the Companies consists of supplies and purchased goods as set forth on the face of the Most Recent Balance Sheet as adjusted for purchases and use in accordance with the Ordinary Course of Business of the Companies.

                       (aa)        Contracts.  Schedule 4(aa) of the Disclosure Schedule lists the following written or oral contracts and other written or oral agreements to which any Company (or any employed or engaged physician of any Company as it relates to such Company) is a party.  For the purposes of this §4(aa) the term “contract” or “contracts”, shall mean any written and/or oral agreement which involves the payment or potential payment, pursuant to the terms of any such agreement, of more than Fifty Thousand Dollars ($50,000) annually or One Hundred Thousand Dollars ($100,000) in the aggregate, or is otherwise not terminable on thirty (30) or fewer days notice:

                                      (i)          any agreement (or group of related agreements) for the lease of personal property to or from any Person;

                                       (ii)         any agreement for the provision of services of any kind, including without limitation, technical or professional medical services;

                                       (iii)        any agreement (or group of related agreements) for the purchase or sale of materials, commodities, supplies, products, or other personal property;

                                       (iv)        any agreement concerning a partnership or joint venture;

                                       (v)         any agreement (or group of related agreements) under which it has created, incurred, assumed, or guaranteed any indebtedness for borrowed money, including without limitation all documents related to any outstanding loan obligations between any Seller or any Company with any lender, or any capitalized lease obligation, or under which it has imposed a Lien on any of its assets, tangible or intangible;

                                       (vi)        any agreement concerning confidentiality or noncompetition (except any such agreement which may not be disclosed by applicable law, provided such agreement is not material to any Company);

                                       (vii)       any profit sharing, stock option, stock purchase, stock appreciation, deferred compensation, severance, or other plan or arrangement for the benefit of its current or former directors, members, officers, and employees;

                                       (viii)      any collective bargaining agreement;

                                       (ix)        any agreement for the employment of any individual on a full-time, part-time, consulting, or other basis or;

                                       (x)         any agreement for the engagement of any individual;

                                       (xi)        any agreement under which it has advanced or loaned any amount to any of its directors, members, members, officers, and employees outside the Ordinary Course of Business;

                                       (xii)       any agreement under which it has granted any Person any registration rights including, without limitation, demand and piggyback registration rights; and

                                       (xiii)      any agreement under which any Company has advanced or loaned any other Person any amounts (except for any Companies/Sellers related party debt as set forth on Schedule 2(d)(ii) of the Disclosure Schedules all of which is being extinguished and/or released simultaneously herewith).

Dr. Bagne have delivered to MRTMS a correct and complete copy of each written contract (as amended to date) listed on Schedule 4(aa) of the Disclosure Schedule and a written summary setting forth the terms and conditions of each oral contract referred to on Schedule 4(aa) of the Disclosure Schedule.  With respect to each such contracts, to Dr. Bagne’s Knowledge: (A) the agreement is legal, valid, binding, enforceable, and in full force and effect; (B) no party is in material breach or material default, and no event has occurred which with notice or lapse of time would constitute a material breach or material default, or permit termination, modification, or acceleration, under the agreement; (C) no party has repudiated any provision of the agreement.

                       (bb)         PIA Ground Lease.

                                       (i)          The PIA Ground Lease is legal, valid, binding, enforceable, and in full force and effect;

                                       (ii)          PIA’s sole asset as of the Closing Date is all rights, title and interests in the Ground Lease.  All other assets of PIA shall have been transferred to Phoenix, free and clear of all Liens.

                       (cc)         Powers of Attorney.  Except as set forth on Schedule 4(cc) of the Disclosure Schedule, there are no outstanding powers of attorney executed on behalf of any Company.  Those powers of attorney set forth on Schedule 4(cc) shall be terminated and of no further force and effect from and after the Closing.

                       (dd)        Insurance.  Schedule 4(dd) of the Disclosure Schedule sets forth (A) the following information with respect to each insurance policy for the previous three (3) years, including policies providing property, casualty, liability, professional liability and workers’ compensation coverage and bond and surety arrangements, and (B) to Dr. Bagne’s Knowledge, any and all claims under any insurance policy naming any Company (or any employed or engaged professional of any Company as it relates to such Company) as a party, a named insured, or otherwise, the beneficiary of coverage at any time within the past six (6) years of the Closing Date:

                                      (i)           the name, address, and telephone number of the agent;

                                      (ii)          the name of the insurer, the name of the policyholder, and the name of each covered insured;

                                      (iii)         the policy number and the period of coverage;

                                      (iv)         the scope (including an indication of whether the coverage was on a claims made, occurrence, or other basis) and amount (including a description of how deductibles and ceilings are calculated and operate) of coverage; and

                                      (v)          a description of any retroactive premium adjustments or other loss-sharing arrangements in excess of $25,000.

With respect to each such insurance policy: (A) the policy is legal, valid, binding, enforceable, and in full force and effect; (B) the policy will continue to be legal, valid, binding, enforceable, and in full force and effect on identical terms following consummation of the transactions contemplated hereby; (C) to Dr. Bagne’s Knowledge, neither the Company nor any other party to the policy is in breach or default (including with respect to the payment of premiums or the giving of notices), and no event has occurred which, with notice or the lapse of time, would constitute such a breach or default, or permit termination, modification, or acceleration, under the policy; and (D) to Dr. Bagne’s Knowledge, no party to the policy has repudiated any provision thereof.  Schedule 4(dd) of the Disclosure Schedule describes any self-insurance arrangements affecting any Company.

                       (ee)         Litigation.  Schedule 4(ee) of the Disclosure Schedule sets forth each instance in which any Company (i) is subject to any outstanding injunction, judgment, order, decree, ruling, or charge or (ii) is a party or is threatened to be made a party to any action, suit, proceeding, hearing, or investigation of, in, or before any Governmental Authority or before any arbitrator.  To Dr. Bagne’s Knowledge, there is no reason to believe that any such action, suit, proceeding, hearing, or investigation may be brought against any Company or that there is any Basis for the foregoing.

                       (ff)          [INTENTIONALLY OMITTED]

                       (gg)        Employees. Schedule 4(gg) of the Disclosure Schedule sets forth a list of all employees of each Company and their respective positions, job categories, salaries and accrued benefits that are in effect as of the Closing Date.  Except as set forth on Schedule 4(gg), of the Disclosure Schedule, none of the Sellers, Dr. Fireman and the directors, members, partners, officers and employees with responsibility for employment matters, has informed any employee or independent contractor providing services to any Company that such person will receive any increase in compensation or benefits or any ownership interest in any Company as a result of the transactions contemplated hereby.  None of the Sellers, Dr. Fireman and the directors, members, partners and officers and employees with responsibility for employment matters of each Company, has informed Dr. Bagne that any Company employee, or group of employees has any plans to terminate employment with any Company.  None of the Sellers, Dr. Fireman and the directors, members, partners and officers and employees with responsibility for employment matters of each Company, has informed Dr. Bagne that any of the Companies is a party to or bound by any collective bargaining agreement, nor has any of them experienced any strikes, grievances, claims of unfair labor practices, or other collective bargaining disputes.  None of the Sellers, Dr. Fireman and the directors, members, partners and officers and employees with responsibility for employment matters of each Company, has informed Dr. Bagne that any of the Companies has committed any unfair labor practice.  None of Sellers, Dr. Fireman and the directors, members, partners and officers and employees with responsibility for employment matters of each Company has informed Dr. Bagne that any organizational effort is presently being made or threatened by or on behalf of any labor union with respect to the Companies and none of the employees of any Company.

                       (hh)        Employee Benefits.  Schedule 4(hh) of the Disclosure Schedule lists each Employee Benefit Plan that any Company maintains, to which any Company contributes or has any obligation to contribute, or with respect to which any Company has any Liability or potential Liability.

                                                       (A)          Each such Employee Benefit Plan (and each related trust, insurance contract, or fund) has been maintained, funded and administered in accordance with the terms of such Employee Benefit Plan and the terms of any applicable collective bargaining agreement and complies in form and in operation in all respects with the applicable requirements of ERISA, the Code, and other applicable laws.

                                                       (B)          All required reports and descriptions (including Form 5500 annual reports, summary annual reports, and summary plan descriptions) have been timely filed and/or distributed in accordance with the applicable requirements of ERISA and the Code with respect to each such Employee Benefit Plan.  The requirements of COBRA have been met with respect to each such Employee Benefit Plan and each Employee Benefit Plan maintained by an ERISA Affiliate which is an Employee Welfare Benefit Plan subject to COBRA.

                                                       (C)          Except as set forth on Schedule 4(hh) of the Disclosure Schedule, all contributions (including all employer contributions and employee salary reduction contributions) that are due have been made within the time periods prescribed by ERISA and the Code to each such Employee Benefit Plan that is an Employee Pension Benefit Plan and all contributions for any period ending on or before the Closing Date which are not yet due have been made to each such Employee Pension Benefit Plan or accrued in accordance with the past custom and practice of each Company.  All premiums or other payments for all periods ending on or before the Closing Date have been paid with respect to each such Employee Benefit Plan that is an Employee Welfare Benefit Plan.

                                                       (D)          Each such Employee Benefit Plan which is intended to meet the requirements of a “qualified plan” under Code § 401(a) has received a determination from the Internal Revenue Service that such Employee Benefit Plan is so qualified, and to Dr. Bagne’s Knowledge nothing has occurred since the date of such determination that could adversely affect the qualified status of any such Employee Benefit Plan.  All such Employee Benefit Plans have been timely amended for the requirements of the Tax legislation commonly known as “GUST” and “EGTRRA” and have been or will be submitted to the Internal Revenue Service for a favorable determination letter on the GUST requirements within the remedial amendment period prescribed by GUST.

                                                       (E)          To Dr. Bagne’s Knowledge, there have been no Prohibited Transactions with respect to any such Employee Benefit Plan or any Employee Benefit Plan maintained by an ERISA Affiliate.  To Dr. Bagne’s Knowledge, no Fiduciary has any Liability for breach of fiduciary duty or any other failure to act or comply in connection with the administration or investment of the assets of any such Employee Benefit Plan.  Except as set forth on Schedule 4(hh) of the Disclosure Schedule, no action, suit, proceeding, hearing, or investigation with respect to the administration or the investment of the assets of any such Employee Benefit Plan (other than routine claims for benefits) is pending or threatened.  None of the Sellers, Dr. Fireman or the directors, members, partners and officers and employees with responsibility for employee benefit matters of each Company, has informed Dr. Bagne that any there is any Basis for any such action, suit, proceeding, hearing, or investigation.

                                                       (F)          Dr. Bagne has delivered to MRTMS correct and complete copies of the plan documents and summary plan descriptions, the most recent determination letter received from the Internal Revenue Service, the most recent annual report (Form 5500, with all applicable attachments), and all related trust agreements, insurance contracts, and other funding arrangements which implement each such Employee Benefit Plan.

                                                       (G)          None of the Companies, nor any ERISA Affiliate contributes to, has any obligation to contribute to, or has any Liability under or with respect to any Employee Pension Benefit Plan that is a “defined benefit plan” (as defined in ERISA § 3(35)).  No asset of any Company is subject to any Lien under ERISA or the Code.

                                                       (H)          Except as set forth on Schedule 4(hh) of the Disclosure Schedule, none of the Companies, and any ERISA Affiliate contributes to, has any obligation to contribute to, or has any Liability (including withdrawal liability as defined in ERISA § 4201) under or with respect to any Multiemployer Plan.

                       (ii)           Financial Guaranties.  Except as set forth on Schedule 4(ii) of the Disclosure Schedule, other than the related party indebtedness that is being paid out of the Purchase Price as set forth above, no Company is a financial guarantor or otherwise is liable for any Liability or obligation (including indebtedness) of any other Person.

                       (jj)           Environmental, Health, and Safety Matters.  Except as set forth on Schedule 4(jj) of the Disclosure Schedule, to Dr. Bagne’s Knowledge, as of the Closing Date, each Company has complied and is in compliance with all Environmental, Health, and Safety Requirements.  Without limiting the generality of the foregoing:

                                       (i)          To Dr. Bagne’s Knowledge, each Company has obtained and complied with, and is in compliance with, all permits, licenses and other authorizations that are required pursuant to Environmental, Health, and Safety Requirements for the occupation of its facilities and the operation of its business; a list of all such permits, licenses and other authorizations is set forth on Schedule 4(jj) of the Disclosure Schedule;

                                       (ii)         Within the past three (3) years of the Closing Date, none of the Companies has received any written or oral notice, report or other information regarding any actual or alleged violation of Environmental, Health, and Safety Requirements, or any Liabilities or potential Liabilities, including any investigatory, remedial or corrective obligations, relating to any of them or its facilities arising under Environmental, Health, and Safety Requirements.  Notwithstanding the foregoing, Dr. Bagne, on behalf of the Companies shall not be liable in connection with or any Environmental, Health, and Safety Requirements pertaining to Real Property not directly or indirectly caused by Dr. Bagne, Dr. Fireman or the Companies.

                                       (iii)        Within years four (4), five (5) and six (6) preceding the Closing Date, to Dr. Bagne’s Knowledge, none of the Companies has received any written or oral notice, report or other information regarding any actual or alleged violation of Environmental, Health, and Safety Requirements, or any Liabilities or potential Liabilities, including any investigatory, remedial or corrective obligations, relating to any of them or its facilities arising under Environmental, Health, and Safety Requirements.

                                       (iv)        To Dr. Bagne’s Knowledge, none of the following exists at any property or facility owned or operated by any Company: (1) underground storage tanks, (2) asbestos-containing material in any form or condition, (3) materials or equipment containing polychlorinated biphenyls, or (4) landfills, surface impoundments, or disposal areas.

                                       (v)         Except in the Ordinary Course of Business or as otherwise set forth on Schedule 4(jj) of the Disclosure Schedule, to Dr. Bagne’s Knowledge, none of the Companies has treated, stored, disposed of, arranged for or permitted the disposal of, transported, handled, or released any substance, including without limitation any hazardous substance, or owned or operated any property or facility in a manner that has given or would give rise to Liabilities, including any Liability for response costs, corrective action costs, personal injury, property damage, natural resources damages or attorney fees, pursuant to the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended (“CERCLA”), the Solid Waste Disposal Act, as amended (“SWDA”) or any other Environmental, Health, and Safety Requirements.

                                       (vi)        To Dr. Bagne’s Knowledge, neither this Agreement nor the consummation of the transaction that is the subject of this Agreement will result in any obligations for site investigation or cleanup, or notification to or consent of government agencies or third parties, pursuant to any of the so-called “transaction-triggered” or “responsible property transfer” Environmental, Health, and Safety Requirements.

                                       (vii)       To Dr. Bagne’s Knowledge, none of the Companies has, either expressly or by operation of law, assumed or undertaken any Liability, including without limitation any obligation for corrective or remedial action, of any other Person relating to Environmental, Health, and Safety Requirements.

                                       (viii)      To Dr. Bagne’s Knowledge, no facts, events or conditions relating to the past or present facilities, properties or operations of the Companies will prevent, hinder or limit continued compliance with Environmental, Health, and Safety Requirements, give rise to any investigatory, remedial or corrective obligations pursuant to Environmental, Health, and Safety Requirements, or give rise to any other Liabilities pursuant to Environmental, Health, and Safety Requirements.

                                       (ix)        Notwithstanding anything to the contrary in this Agreement, Dr. Bagne, on behalf of the Companies, shall not be liable in connection with any Environmental, Health, and Safety Requirements pertaining to the Real Property not directly or indirectly caused by Dr. Bagne, Dr. Fireman or the Companies either prior to or after the Closing Date.

                       (kk)         Certain Business Relationships.  Except as expressly set forth in this Agreement and in the ancillary transaction documents to be executed simultaneously with this Agreement between Dr. Bagne and Buyer or on Schedule 4(kk) of the Disclosure Schedule, as of the Closing Date, Buyer will have no obligations or liabilities for any ongoing business arrangement or relationship that involves or is related to the Sellers, Dr. Fireman or any direct or indirect family member of the Sellers or Dr. Fireman.

                       (ll)           Disclosure.  The representations and warranties contained in this § 4 do not contain any untrue statement of a fact or omit to state any fact necessary in order to make the statements and information contained in this § 4 not misleading.

          5.          [INTENTIONALLY OMITTED].

          6.          Post-Closing Covenants.  The Parties agree as follows with respect to the period following the Closing.

                       (a)          General.  In case at any time after the Closing any further action is necessary or desirable to carry out the purposes of this Agreement, each of the Parties will take such further action (including the execution and delivery of such further instruments and documents) as any other Party reasonably may request, all at the sole cost and expense of the requesting Party (unless the requesting Party is entitled to indemnification therefore under § 8 below).  Sellers acknowledge and agree that from and after the Closing, Buyer will be entitled to possession of all documents, books, records (including Tax records), agreements, and financial data of any sort relating to the Companies, provided, however: (i) that Dr. Bagne will entitled to retain all original documents related to the Companies involving her divorce proceedings with Dr. Bronn and Dr. Bagne.  Both parties agree that upon reasonable request to the other party, either party shall provide copies of such documents in its possession to the other party at no cost to the requesting party.

                       (b)          Litigation Support.  In the event and for so long as any Party actively is contesting or defending against any action, suit, proceeding, hearing, investigation, charge, complaint, claim, or demand in connection with (i) any transaction contemplated under this Agreement or (ii) any fact, situation, circumstance, status, condition, activity, practice, plan, occurrence, event, incident, action, failure to act, or transaction on, prior to or after the Closing Date involving any Company, each of the other Parties will cooperate with him/her or it and his/her or its counsel in the contest or defense, make available their personnel, and provide such testimony and access to their books and records as shall be necessary in connection with the contest or defense, all at the sole cost and expense of the contesting or defending Party, unless the contesting or defending Party is entitled to indemnification therefore under § 8 below.

                       (c)          Transition.  Dr. Bagne will not take any action that is designed or intended to have the effect of discouraging any lessor, licensor, patient, hospital, provider, supplier, or other business associate of the Companies from maintaining the same business relationships with the Companies after the Closing as it maintained with any Company prior to the Closing or take any action or delay in taking any action to the detriment of Buyer.  Each of Sellers will refer all customer inquiries relating to the businesses of the Companies to MRTMS from and after the Closing consistent with terms and conditions set forth in the Independent Contractor and CON Consulting Agreement (as such terms are defined below) executed simultaneously herewith between Dr. Bagne and the Buyer.

                       (d)          Confidentiality.  Each Seller will treat and hold as confidential, all of the Confidential Information, refrain from using any of the Confidential Information except in connection with this Agreement, the Independent Contractor Agreement and CON Consulting Agreement (as such terms are defined below), and deliver promptly to MRTMS or destroy, at the request and option of MRTMS, all tangible embodiments and all copies of the Confidential Information which are in her or his possession.  In the event that any Seller is requested or required pursuant to written or oral question or request for information or documents in any legal proceeding, interrogatory, subpoena, civil investigative demand, or similar process to disclose any Confidential Information, such Seller will notify MRTMS promptly of the request or requirement so that MRTMS may seek an appropriate protective order or waive compliance with the provisions of this § 6(d).

If, in the absence of a protective order or the receipt of a waiver hereunder, any of Sellers is, on the advice of counsel, compelled to disclose any Confidential Information to any tribunal or else stand liable for contempt, such Seller may disclose the Confidential Information to the tribunal; provided, however, that the disclosing Seller shall use her or his best efforts to obtain, at the request of MRTMS, an order or other assurance that confidential treatment will be accorded to such portion of the Confidential Information required to be disclosed as MRTMS shall designate.  The foregoing provisions shall not apply to any Confidential Information which is generally available to the public immediately prior to the time of disclosure unless such Confidential Information is so available due to the actions of a Seller.  Notwithstanding the terms of this Agreement and provided the documents referenced below are used solely for the purposes referenced below, Dr. Bagne shall be allowed to retain copies of all: (i) documents necessary for the preparation of unfiled tax returns; (ii) prior tax return documents to the extent that Sellers could be liable as a result of any tax audit; (iii) documents necessary for the prosecution or defense of any litigation involving Dr. Bagne as a named party or for which Dr. Bagne is required to provide indemnification; (iv) all documents included with any disclosure statement to the extent that Dr. Bagne retains any obligation to provide indemnification pursuant to this Agreement relating to disclosure statement; and (v) all documents related to 2005 401(k) plans of the Companies.  The parties further acknowledge and agree that notwithstanding anything contained in this Agreement but without limiting any party’s rights, obligations, agreements and/or indemnities provided hereunder including, without limitation, Dr. Bagne’s prior acts indemnity set forth in § 8(c)(H) below, neither Party shall be liable to the other Party solely as a result of any truthful information provided as a response to a Governmental Authority inquiry, subpoena, etc.

                       (e)           Covenant Not to Compete – Dr. Bagne.  Until the later of the following (i) forty-eight (48) months from the Closing Date; or (ii) one (1) year from any of the following events set forth in that certain CON Consulting Agreement, by and between Dr. Bagne and Buyer (or an Affiliate or Subsidiary of Buyer) in form and substance as set forth on Exhibit I (the “CON Consulting Agreement”): (x) the  termination by Dr. Bagne, for any reason of the CON Consulting Agreement; (y) the termination by Buyer (or an Affiliate or Subsidiary of Buyer) for cause only of the CON Consulting Agreement; or (z) the expiration of the CON Consulting Agreement:

                                      (i)          Dr. Bagne shall not engage in the ownership, operation or management of radiation therapy facilities within the State of Michigan (the “Service Area”) or otherwise engage in the provision of any radiation therapy services whatsoever (whether as a separate business or in conjunction with any other business practice or otherwise) (a “Competing Business”) within the Service Area, without the prior written consent of MRTMS; or

                                      (ii)         have any interest, whether as owner, stockholder, member, partner, director, officer, employee, consultant or otherwise, in any Competing Business in the Service Area.  Dr. Bagne acknowledges that the restrictive covenant contained herein has unique value to Buyer, the breach of which cannot be adequately compensated in an action of law.  Dr. Bagne further agrees that, in the event of the breach of the restrictive covenants contained herein, Buyer shall be entitled to obtain appropriate equitable relief, including, without limitation, a permanent injunction or similar court order enjoining her from violating any of such provisions, and that pending the hearing and the decision on the application for permanent equitable relief, Buyer shall be entitled to request a temporary restraining order and a preliminary injunction.  The prevailing party shall be entitled to reimbursement from the other party of its reasonable costs and expenses (including attorneys’ fees and disbursements) of, or related to, such action or proceeding.  No such remedy shall be construed to be the exclusive remedy of Buyer and any and all such remedies shall be held and construed to be cumulative and not exclusive of any rights or remedies, whether at law or in equity, otherwise available under the terms of this Agreement, at common law, or under federal, state or local statutes, rules and regulations.  If any court of competent jurisdiction shall deem any of the restrictive covenants contained in this § 6(e), or portion of any such covenants, too extensive or unenforceable, the other provisions of this § 6(e) shall nevertheless stand and remain enforceable according to their terms.  In such circumstance, the parties hereto expressly authorize the court to modify such covenants or offending portion thereof, so that the restrictions, limitations and scope of the restrictive covenants extend for the longest period, comprise the largest territory and are enforceable to the maximum permissible extent by law under the circumstances.  The provisions of this § 6(e) shall survive any expiration or other termination of this Agreement.

                                      (iii)        Notwithstanding the provisions of §§6(e)(i)&(ii) above, Dr. Bagne may engage in: (i) the practice of law; and (ii) owning and/or operating, (x) billing, collection and coding businesses and entities, and (y) commercial, residential and medical real estate development businesses and entities, which such activities shall not breach or violate the provisions of §§6(e)(i)&(ii) above.  To the extent that Buyer is in material default of this Agreement following the applicable notice and opportunity to cure provisions set forth in this Agreement, the Parties agree and acknowledge that the terms of this § 6(e) shall be null, void and of no further force or effect.

                                      (iv)        Notwithstanding anything to the contrary in this Agreement, and the related transactions documents, including the Exhibits hereto, Dr. Bagne shall be entitled to solicit and retain the employment of the individuals identified on Schedule 6(a)(iv) of the Disclosure Schedule.

                       (f)          Exclusivity.  Dr. Bagne and A. Bagne will not and Dr. Bagne and A. Bagne will not cause or permit any Company or any Person to (i) solicit, initiate, or encourage the submission of any proposal or offer from any Person relating to the acquisition of the partnership interests in PIA (including any acquisition structured as a merger, consolidation, or share exchange) or all or any portion of the Ground Lease; (ii) sell all or any interest in PIA or the Ground Lease; (iii) grant any right or option of any kind for any Person to acquire all or any interest in PIA or the Ground Lease; (iv) encumber any interest in PIA or the Ground Lease, provided PIA may be permitted to obtain commercial financing for PIA in an amount up to $2,950,000 provided such financing can be prepaid in full without penalty and any lender provides AOAM, as the subtenant under the Ground Lease with written recognition in accordance with the terms of the Sublease Agreement or (v) participate in any discussions or negotiations regarding, furnish any information with respect to, assist or participate in, or facilitate in any other manner any effort or attempt by any Person to do or seek any of the foregoing.  Dr. Bagne and A. Bagne will not vote their Membership Interests in PIA in favor of any such acquisition.  Dr. Bagne will notify MRTMS immediately if any Person makes any proposal, offer, inquiry, or contact with respect to any of the foregoing.  Notwithstanding the foregoing, the Parties further acknowledge and agree if the closing of the Partnership Interest

Purchase Agreement, set forth on Exhibit E attached hereto does not within sixty (60) days from PIA’s receipt of the St. Joseph’s Consent, due solely to MRTMS violation of the conditions precedent of MRTMS to close such transaction, then: (i) this § 6(f) shall be null, void and of no force and effect; and (ii) PIA and Dr. Bagne, on behalf of PIA may take any action required or necessitated under the Ground Lease and be afforded all remedies allowed under applicable laws and as stated under the Ground Lease (including, but not limited to, the explicit right to compel specific performance plus collect all rent due through the date of actual performance or physical eviction proceedings and pursuit of all money damages allowed by law) and such action shall not be a default or breach of this § 6(f).  Without limiting any of the foregoing, the Parties expressly agree that PIA shall be permitted to take all actions required under the Ground Lease.

                       (g)          Removal of Guarantees.  The Buyer shall utilize best efforts to remove Dr. Bagne or any other Person as a guarantor from all guarantees made prior to the Closing Date for the benefit of the Companies and shall indemnify and hold harmless Dr. Bagne and any other guarantor thereof in accordance with §8 below.

                       (h)          Removal of Dr. Bagne as Trustee of Employment Benefit Plans.  The Buyer shall utilize best efforts to remove Dr. Bagne as the trustee of all Employment Benefit Plans of the Companies, provided however, Dr. Bagne shall remain liable for any acts or omissions taken with respect to such Employment Benefit Plans of the Companies prior to the Closing Date.  Dr. Bagne shall provide any reasonable assistance necessary to accomplish the removal contemplated herein.

                       (i)          Removal and/or Resignation of Dr. Bagne as Officer/Director and Company Representative.  Dr. Bagne agrees and acknowledges, that as of the Closing Date, she will resign as an officer and director of all of the Companies, and shall provide written evidence of such resignation in accordance with § 7(a) below.  Furthermore, the Buyer shall utilize best efforts to remove Dr. Bagne as the representative, registrant or contact person for all Companies in connection with all regulatory agencies and/or other filings (including JCAHO).

                       (j)          Professional Liability Insurance Policies.  After the Closing Date, Buyer shall keep in full force and shall be solely responsible for all premiums for those professional liability insurance policies set forth on Schedule 4(dd) of the Disclosure Schedule including securing all necessary tails when they become due with all named PCs named as additional insureds upon terms and conditions no worse than the terms and conditions for those professional liability policies set forth on Schedule 4(dd) of the Disclosure Schedule either (i) through the existing insurance carriers, or (ii) through another insurance carrier so long as the terms and conditions of such policies are no worse than those terms and conditions under the existing policies and such policies cover the existing insureds and all named PCs.

                       (k)         Post-Closing Billing & Collections.  The Parties agree that Dr. Bagne, and/or her designee shall have the right to bill and collect for all medical services provided by the PCs on or prior to the Closing Date and the Buyer and/or its designee shall the right to bill and collect for all medical services provided by the PCs after the Closing Date.  The Parties will provide all such billing and collection services in accordance with all applicable laws, rules or regulations and shall hold the other party harmless for its billing and collection activities under this § 6(k).  Further, Buyer agrees to promptly remit to Dr. Bagne any amounts received by

Buyer or its designees for radiation oncology services provided by the PCs on or prior to the Closing Date and Dr. Bagne agrees to promptly remit to Buyer any amounts received by Dr. Bagne or her designees for radiation oncology services provided by the PCs after the Closing Date.  In addition, the parties agree and acknowledge that the PCs and Sellers will each be entitled to a pro rata portion of any receivables or amounts collected for medical service charges when and where payment involves an aggregation of medical services performed both before and after the Closing.  In accordance with the following, the parties agree to the following post-closing collections process:  (i) Buyer shall send notices to all payors identifying new lockboxes effective November 1, 2006 for the payment for medical services provided by the PCs on or after November 1, 2006; (ii) Dr. Bagne shall retain access and control of the three existing lockboxes of the PCs located at Fifth Third, JP Morgan Chase & Co. and Comerica banks, and such access and control shall include the authorization to engage in deposits, withdrawals and closures of such lockbox accounts in the bank authorized in resolution in the form and substance as set forth on Exhibit J attached hereto; (iii) the parties agree that Dr. Bagne and a duly authorized representative of Buyer (or Buyer’s Affiliate) shall engage in monthly reconciliations of both the existing pre-closing lockboxes and the newly established post-closing lockboxes, with both parties making available to the other party (including any designees or agents of such party) all necessary records, documents and information necessary to allow for such reconciliations; the reconciliation process shall continue indefinitely until Dr. Bagne and Buyer mutually agree to terminate the reconciliation process and, upon such agreement, all parties shall be released from and discharged from all liabilities pertaining to the retention of any amounts that would have otherwise been reconciled had such reconciliation process continued.

                       (l)          Post-Closing Adjustment to Purchase Price.

                                     (i)          Computation and Objection. Within forty-five (45) days after the Closing Date, based on information provided within thirty (30) days of the Closing Date, Clayton & McKervey, on behalf of Buyer (which shall bear all of Clayton & McKervey’s Post-Closing costs), will prepare and deliver to Dr. Bagne and Buyer a computation of the Companies’ Accounts Payable, accrued but unpaid expenses and prepaid expenses as of the Closing Date (the “Draft Computation”).  Unless Buyer has received, within fifteen (15) days after delivery to Dr. Bagne of the Draft Computation (including any reasonable and necessary documentation requested by Dr. Bagne in connection with Draft Computation) (the “Objection Period”), a written notice to the effect that Dr. Bagne objects to the Draft Computation (which notice shall specify the basis for such objection) (a “Notice of Objection”), the Draft Computation shall be binding upon the parties hereto (the “Definitive Computation”).  If a Notice of Objection is properly given by Dr. Bagne, and the Parties after using reasonable efforts cannot mutually resolve their disagreement within fifteen (15) days following receipt of the Notice of Objection by Buyer, the dispute shall be resolved by submission thereof to a “Big 4” accounting firm or regional auditing firm with a substantial presence in Michigan (as the Parties mutually agree), who will determine the final and binding determination of the Companies’ Accounts Payable, accrued but unpaid expenses and prepaid expenses as of the Closing Date within thirty (30) days of such referral, which determination shall thereupon be the final and binding upon the Parties for all purposes (hereinafter also referred to as the “Definitive Computation”).  The costs of such accountants shall be shared equally by Dr. Bagne and Buyer.

                                       (ii)         Payment of Purchase Price Adjustments.  Promptly (but not later than fifteen (15) Business days) after the final determination of the Definitive Computation pursuant to § 6(1)(a), if (A) the sum of all Accounts Payable plus accrued but unpaid expenses exceeds the total prepaid expenses, then Dr. Bagne shall pay to Buyer, by wire transfer to such bank account of Buyer as Buyer shall designate in writing to Dr. Bagne, an amount equal to the excess of Accounts Payable and accrued but unpaid expenses over prepaid expenses; or (B) the sum of all Accounts Payable plus accrued but unpaid expenses is less than the total prepaid expenses, then Buyer shall pay to Dr. Bagne, by wire transfer to such bank account of Dr. Bagne as Dr. Bagne shall designate in writing to Buyer, an amount equal to the excess of prepaid expenses over the sum of Accounts Payable and accrued but unpaid expenses.

                                      (iii)        Cooperation of Parties.  The Parties and their respective representatives shall fully cooperate in the preparation of the Definitive Closing Statement.  During the period of any dispute referred to above, Dr. Bagne and Buyer shall give full access to books, records, facilities and employees of the Dr. Bagne and the Buyer; provided, however, that such access shall be allowed only in such manner as not to interfere unreasonably with the operation of the business of the Companies, and the business of the Dr. Bagne and the Buyer.

                       (m)          Tax Clearance.  Letters of good standing on Michigan Treasury Department Form 514, confirming that all taxes owed to the  State of Michigan with respect to each Company required to provide such taxes have been paid in full, and all such information and documents shall be acceptable to Buyer (in its sole discretion).

                       (n)          Transfer of Vehicles.  In accordance with the vehicles contained on Schedule 2(g)(iv) of the Disclosure Schedule, Buyer shall utilize best efforts to transfer title to such vehicles to Dr. Bagne free and clear of all indebtedness thereon in an amount not to exceed twenty-five thousand dollars ($25,000).

                       (o)          Michigan Employment Security Act.  Sellers shall have delivered to Buyer, with respect to each of the Companies (if applicable) all information required by Section 15(g) of the Michigan Employment Security Act (MCL 421.15(g)), as if the transactions contemplated hereby were structured as a purchase by Buyer of all the assets of the Companies.

                       (p)          Fixed Asset Reconciliation.  Within thirty (30) days from the Closing Date, Seller shall provide a schedule which cross-references the material tangible assets contained in Schedule 4(y) of the Disclosure Schedule with the individual assets listed in the Companies fixed asset records provided to Buyer as of June 30, 2006.  To the extent that discrepancies exist between Schedule 4(y) of the Disclosure Schedule and the fixed asset records provided to Buyer as of June 30, 2006 with respect to material tangible assets of Phoenix or ACT, the Purchase Price Allocation reflected in Exhibit O shall be adjusted to account for such discrepancies.

                       (q)          June 30, 2006 Interim Financial Statements.  Within thirty (30) days from the Closing Date, Seller shall deliver to Buyer, combined financial statements of MIRO and MCCI as of June 30, 2006 and for the six month period then ended.  The combined financial statements (including the notes thereto) shall be prepared based on correct and complete information and shall be prepared in accordance with GAAP applied on a consistent basis as compared to the combined financial statements of the Most Recent Fiscal Year End, and shall present fairly the financial condition of the Companies for such period, and shall be consistent with the books and records of the Companies, which books and records are correct and complete.  Buyer shall pay all costs in connection with the preparation of the June 30, 2006 Interim Financial Statements.

                       (r)          Post-Closing Tax Issues.  The Parties shall cooperate with each other and take all actions as contemplated by §2(d)(iv) and §9(b) of this Agreement.

          7.          Closing Deliverables.

                       (a)          Seller’s Deliverables.  The obligations of MRTMS to consummate the transactions to be performed by each of them in connection with the Closing are subject to satisfaction of the following conditions and delivery of the following documents by Seller and/or the Companies to MRTMS:

                                      (i)          Dr. Bagne shall have obtained and delivered to Buyer evidence of written termination of those contracts listed in § 4(aa) that Buyer does not want to continue and assume, in form and substance satisfactory to MRTMS;

                                      (ii)         Buyer shall have received from counsel to Sellers and the Companies an opinion in form and substance as set forth on Exhibit K attached hereto, addressed to the Buyer and, if necessary, on which MRTMS’s lenders shall be entitled to rely, dated as of the Closing Date;

                                      (iii)        Dr. Bagne shall have obtained and delivered to Buyer the resignations, effective as of the Closing, of each director, member, partner, manager and officer of the Companies including, without limitation, Dr. Bagne and A. Bagne;

                                      (iv)        Dr. Bagne shall provide the Buyer with the Title Affidavit requested by the Title Company to issue the Title Policies.

                                      (v)         Dr. Bagne shall deliver to Buyer written evidence consisting of UCC-3 termination statements and pay-off letters reasonably satisfactory to Buyer that all existing commercial or lending institution  Indebtedness and Personal Property Leases as set forth on Schedule 2(d)(ii) of the Disclosure Schedules has been and will discharged as of the Closing Date, including copies of all releases related thereto.

                                      (vi)        Each Seller shall deliver to Buyer a non-foreign affidavit dated as of the Closing Date, sworn under penalty of perjury and in form and substance required under the Treasury Regulations issued pursuant to Code § 1445 stating that such Seller is not a “Foreign Person” as defined in Code § 1445 (the “FIRPTA Affidavit”);

                                      (vii)       Dr. Bagne shall have executed and delivered to the Buyer, the Independent Contractor Agreement in form and substance as set forth on Exhibit L;

                                      (viii)      Dr. Bagne shall have executed and delivered to the Buyer, the CON Consulting Agreement in form and substance as set forth on Exhibit I;

                                       (ix)        Dr. Bagne shall have delivered to Buyer copies of the certificate of incorporation or formation of each Company (except PIA) certified within fifteen (15) days prior to the Closing Date by the Secretary of State of the State of Michigan;

                                       (x)         Dr. Bagne shall have executed, and had Dr. Fireman execute and delivered to Buyer and Dr. Katin the Issuance and Redemption Agreements;

                                       (xi)        Dr. Bagne shall have delivered to Buyer the membership interest book(s) and minute books(s) of each Company (except PIA);

                                       (xii)       Dr. Bagne shall have delivered to Buyer a certificate executed by her dated the Closing Date, in form and substance reasonably satisfactory to Buyer, as to (i) no amendments to the Certificate of Incorporation (or Formation) of any Company since the date specified in clause (xvii) above; (ii) the bylaws, Operating Agreement or Partnership Agreement of each Company; (iii) the resolutions of the board of directors or other authorizing body of each Company authorizing the execution, delivery, and performance of this Agreement, the Issuance and Redemption Agreements and the transactions contemplated hereby and thereby; and (iv) incumbency and signatures of the officers of each Company executing this Agreement or any other agreement contemplated by this Agreement;

                                       (xiii)      Sellers shall have delivered to Buyer, with respect to the Companies, acceptable notice of tax status on Michigan Treasury Department Form 511, confirming that all taxes owed to the State of Michigan with respect to each Company have been paid in full, and all such information and documents shall be acceptable to Buyer (in its sole discretion);

                                       (xiv)      all actions to be taken by the Sellers in connection with consummation of the transactions contemplated hereby and all certificates, opinions, instruments, and other documents required to effect the transactions contemplated hereby shall be satisfactory in form and substance to Buyer;

                                       (xv)       Dr. Bagne shall have executed and delivered to the Buyer, the amendment to the Employee Lease Agreement between Phoenix and JAVA in form and substance as set forth in Exhibit A;

                                       (xvi)      Dr. Bagne shall have had Dr. Fireman execute and Dr. Bagne shall have delivered to the Buyer, the Keyman and Radiation Safety Officer Agreement with AOAM, which reflects Dr. Fireman’s agreement to act as the Keyman under the Ground Lease and as a Radiation Safety Officer under AOAM’s NRC license and which shall provide for additional compensation in the amount of $150,000 to Dr. Fireman in form and substance as set forth in Exhibit M;

                                       (xvii)     Dr. Bagne shall have executed and delivered to the Buyer, the Sublease Agreement between PIA and AOAM in form and substance as set forth in Exhibit N;

                                       (xviii)    Dr. Bagne shall have executed and delivered to Buyer and Dr. Katin, a general release in form and substance acceptable to Buyer in its sole discretion, from Dr. Bagne, on behalf of herself and any Affiliate of Dr. Bagne, with respect to any and all obligations that any of the Companies may have owed to Dr. Bagne or any of such Affiliates other than those signed with the Companies on the date hereof and in connection with this Agreement; and

                                       (xix)      Dr. Bagne shall have executed and delivered to the Buyer, Bills of Sale, in the form and substance as set forth in Exhibit P and Exhibit Q in connection with the following transactions, respectively, which transactions shall occur as follows: (i) prior to the Closing, PIA shall sell and transfer all of its assets, free and clear of all Liens, other than those assets set forth on Schedule 4(g)(ii) of the Disclosure Schedules to Phoenix; and (ii)  simultaneous with the Closing, RADS shall sell and transfer all of its tangible equipment, furniture and fixtures, and leasehold improvements, free and clear of all Liens to ACT for an amount equal to Nine Hundred Fifty Thousand Dollars ($950,000).

Buyer may waive any condition specified in this § 7(a) if it executes a writing so stating at or prior to the Closing.

                       (b)           Buyer Deliverables.  The obligation of Sellers to consummate the transactions to be performed by them in connection with the Closing is subject to satisfaction of the following conditions and delivery of the following documents by Seller and/or the Companies to MRTMS:

                                       (i)          MRTMS shall have executed and delivered to Dr. Bagne, the Independent Contractor Agreement;

                                       (ii)         MRTMS shall have executed and delivered to Dr. Bagne, the CON Consulting Agreement;

                                       (iii)        Dr. Katin shall have executed and delivered to Dr. Bagne and Dr. Fireman the Issuance and Redemption Agreements;

                                       (iv)        MRTMS shall deliver to Sellers the resolutions of the board of directors authorizing the execution, delivery and performance of this Agreement and the transaction contemplated hereby;

                                       (v)         all actions to be taken by Buyer in connection with consummation of the transactions contemplated hereby and all certificates, instruments, and other documents required to effect the transactions contemplated hereby will be satisfactory in form and substance to the Sellers.

                                       (vi)        MRTMS shall have executed and delivered to Dr. Bagne, the amendment to the Employee Lease Agreement between Phoenix and JAVA in form and substance as set forth in Exhibit A;

                                       (vii)       Dr. Katin, on behalf of AOAM shall have executed and MRTMS shall deliver to Dr. Bagne, the Keyman and Radiation Safety Officer Agreement with AOAM, which reflects Dr. Fireman’s agreement to act as the Keyman under the Ground Lease and as a Radiation Safety Officer under any NRC license and which shall provide for additional compensation in the amount of $150,000 to Dr. Fireman in form and substance as set forth in Exhibit M;

                                       (viii)      Dr. Katin, on behalf of AOAM shall have executed and MRTMS shall deliver to Dr. Bagne, the Sublease Agreement between PIA and AOAM in form and substance as set forth in Exhibit N;

                                       (ix)        MRTMS shall have delivered and Sellers shall have received confirmation of receipt of the Closing Cash Payment;

                                       (x)         MRTMS shall cause RTSI to execute and MRTMS shall deliver to Dr. Bagne the Continuing Corporate Guaranty, attached hereto in the form and substance as set forth in Exhibit B.

Dr. Bagne may waive any condition specified in this § 7(b) on behalf of all Sellers if they execute a writing so stating at or prior to the Closing.

          8.          Remedies for Breaches of This Agreement.

                       (a)          Survival of Representations, Warranties, Covenants and Indemnification.

                                      (i)          All of the representations, warranties and covenants of the Parties,  as well as the respective duties to indemnify contained in this Agreement shall survive the Closing hereunder (even if the damaged Party knew or had reason to know of any misrepresentation or breach of warranty or covenant at the time of Closing) and continue in full force and effect, subject to the following:

                                                     (A)          Any representations, warranties, covenants and duty to indemnify given by Dr. Bagne, on behalf of the Sellers and Companies, that: (i) pertain to Taxes of the Sellers and/or Companies prior to the Closing Date, (ii) concern the Medicare and Medicaid obligations of the Sellers and/or the Companies prior to the Closing Date, (iii) concern or relate to fraud or intentional misrepresentations of the Sellers and/or Companies in connection with the transactions contemplated herein and/or prior to the Closing Date; or (iv) relate in any way to the passing of ownership of the Companies, free and clear of any liens or encumbrances, to Buyer (or Dr. Katin with respect to the PCs) shall survive the Closing hereunder and continue in full force and effect for the applicable statutes of limitations; and

                                                     (B)          Except as otherwise stated in §8(a)(i)(A) above, any other representations, warranties, covenants and duty to indemnify given by Dr. Bagne, on behalf of the Sellers and Companies shall survive the Closing and continue in full force and effect for a period of eighteen (18) months.

                       (b)          Escrow.  As stated in §2(c)(i) above, the Buyer is depositing the Escrow Amount in accordance with the terms of an Escrow Agreement delivered on the Closing Date.  The instructions and conditions for release of the Escrow Amount under the terms of the Escrow Agreement shall be identical to the following provisions of this Section, which shall provide for the allocation, use and distribution of the Escrow Amount, as follows:

                                       (i)           Escrow Amount Allocation.  The Parties agree on the following allocation of the Escrow Amount: (i) an amount equaling One Million Five Hundred Thousand Dollars ($1,500,000) shall be allocated to issues relating to receipt of consent (or silence) from St. Joseph’s as more fully described below (the “St. Joseph’s Escrow); and (ii) an amount equaling One Million Eight Hundred Thousand ($1,800,000) (the “Indemnity Escrow Amount”) shall be allocated for general satisfaction of any claims for indemnification for which Dr. Bagne is responsible on behalf of the Sellers, Dr. Fireman and/or the Companies in accordance with §8 hereof (“Indemnifiable Claims”).  Notwithstanding the above stated Escrow Amount allocation, the Parties expressly acknowledge and agree that St. Joseph’s Escrow may be utilized to satisfy Indemnifiable Claims that exceed the Indemnity Escrow Amount.

                                       (ii)          Release of St. Joseph’s Escrow Amount:  Upon the occurrence of any of the following conditions, the Escrow Agent shall be authorized and directed by the Buyers and Dr. Bagne to distribute to an account designated by Dr. Bagne, on behalf of the Sellers and Companies, the full amount of the St. Joseph’s Escrow; except, however, in the event that Buyer, Dr. Katin or any Person naming Buyer or Dr. Katin asserts a claim or claims that constitute Indemnifiable Claims, if such amount of the Indemnifiable Claim plus reasonably estimated Adverse Consequences (including, without limitation, reasonable attorneys fees and costs) exceeds the Indemnity Escrow Amount remaining in escrow, then the St. Joseph’s Escrow shall be retained in Escrow until the final resolution of such Indemnifiable Claims:

                                                       (A)          Buyer’s receipt of the St. Joseph’s Consent from PIA;

                                                       (B)          expiration of the one (1) year period immediately following delivery of the St. Joseph’s Notification, provided, St. Joseph’s has not communicated any objection to the St. Joseph’s Notification and/or Seller’s request for the St. Joseph’s Consent; or

                                                       (C)          expiration of a one (1) year period after St. Josephs communicates any objection to the St. Joseph’s Notification and/or Seller’s request for the St. Joseph’s Consent, if any, provided within such one (1) year period, St. Josephs has not taken any affirmative steps to commence litigation or take any other action based on the Ground Lease.  In connection therewith, it is agreed that each notice or objection by St. Josephs, if any, shall begin running the required one (1) year period anew (i.e., there must be a full continuous year without objection before release of the St. Joseph’s Escrow Amounts under this § 8(b)(ii)(C)).  For purposes hereof, the parties agree that a notice of objection that would restart the running of a new one (1) year period must reference an objection to, or review of, the Keyman issues in the Ground Lease and that a generic notice referencing a review of the Ground Lease that does not mention or refer to Keyman issue shall not restart the running of a new one (1) year period.  Further, any full and complete written retraction of a prior objection as to the Keyman issue shall be deemed to immediately end the one (1) year period required in this § 8(b)(c).  Each of Buyer and Sellers agree not to take any actions inducing an objection to the Keyman issue by St. Josephs.

                                       (iii)         Release of Indemnity Escrow Amount:

                                                       (A)          Twelve (12) months from the Closing Date, the Escrow Agent shall be authorized and directed by Buyer and Dr. Bagne to distribute to an account designated by Dr. Bagne, on behalf of the Sellers, an amount equal to Eight Hundred Thousand Dollars ($800,000); except, however, in the event that any Person asserts a claim or claims that constitute Indemnifiable Claims, then at least such amount that equates to the amount of the asserted value of such Indemnifiable Claims plus reasonably estimated Adverse Consequences (including, without limitation, reasonable attorneys fees and costs) shall be retained in Escrow until the final resolution of such Indemnifiable Claims;

                                                       (B)          Eighteen (18) months from the Closing Date, the Escrow Agent shall be authorized and directed by Buyer and Dr. Bagne to distribute to an account designated by Dr. Bagne, on behalf of the Sellers, an amount equal to Five Hundred Thousand Dollars ($500,000); except, however, in the event that any Person asserts a claim or claims that constitute Indemnifiable Claims, then at least such amount that equates to the asserted value of such Indemnifiable Claims plus reasonably estimated Adverse Consequences (including, without limitation, reasonable attorneys fees and costs) shall be retained in Escrow until the final resolution of such Indemnifiable Claims;

                                                       (C)          Twenty-Four (24) months from the Closing Date, the Escrow Agent shall be authorized to distribute to an account designated by Dr. Bagne on behalf of the Sellers an amount equal to Five Hundred Thousand Dollars ($500,000); except, however, in the event that any Person asserts a claim or claims that constitute Indemnifiable Claims, then at least such amount that equates to the amount of the asserted value of such Indemnifiable Claims plus reasonably estimated Adverse Consequences (including, without limitation, reasonable attorneys fees and costs) shall be retained in Escrow until the final resolution of such Indemnifiable Claims;

                                       (iv)         Dr. Bagne covenants and agree that the Escrow contemplated by this §8(b) does not and shall not (a) limit the indemnification rights and remedies of the Buyer, (b) limit or cap the amount of the Indemnifiable Claims or Adverse Consequences that Buyer may assert against the Sellers pursuant to §8, or (c) provide an exclusive source for the satisfaction of any Indemnifiable Claims or Adverse Consequences suffered by Buyer pursuant to §8.

                       (c)           Indemnification Provisions for Buyer’s Benefit.

                                       (i)          In the event that Dr. Bagne breaches (or in the event any third party alleges facts that, if true, would mean Dr. Bagne has breached) any of her representations, warranties, and covenants given on behalf of the Sellers and Companies contained herein (determined without regard to the Disclosure Schedule and any limitation or qualification by materiality) and, provided that Buyer makes a written claim for indemnification against Dr. Bagne hereunder, then Dr. Bagne shall be obligated to indemnify Buyer or Dr. Katin (for the purposes of this §8(c), Buyer and Dr. Katin shall be collectively referred to as the Buyer) from and against the entirety of any Adverse Consequences Buyer may suffer resulting from, arising out of, relating to, in the nature of, or caused by the breach or the alleged breach.

                                       (ii)         Except as limited herein, in no event shall Buyer be responsible for or in any way assume any obligation for or incur any Liability related to, and Dr. Bagne shall be obligated to indemnify Buyer from and against the entirety of any Adverse Consequences Buyer may suffer resulting from, arising out of, relating to, in the nature of, or caused by:

                                                       (A)          any Liabilities or obligations of any Sellers or any Company including, without limitation, any personal obligations of any shareholder or member of any Company incurred in any capacity, including those arising out of any claim, litigation or proceeding, or any contract, license, commitment or other agreement relating to the operations of the Companies or the occurrence of any event on or before the Closing Date including, without limitation, Accounts Payable of any Company;

                                                       (B)          any Liability or obligation, including without limitation, any Liability or obligation arising out of or related to past, present or future actions, litigations, suits, enforcement actions, proceedings, arbitrations or governmental or regulatory authority investigations, audits or otherwise, including, without limitation, demand or directive letters or correspondence, or of notice regarding any of the foregoing involving the Sellers or any Company and/or any officer, director, shareholder, member, employee or agent of any of the foregoing, to the extent the foregoing relate to events, acts or omissions arising on or before the Closing Date;

                                                       (C)          any Liability or obligation, in contract, tort, including without limitation, any claims related to professional liability or for violation of any law by any Seller or any Company, or any officer, director, shareholder, member, employee, independent contractor or agent of any of the foregoing, that arises out of or results from any act, omission, occurrence or state of facts on or before the Closing Date, and any Liability or obligation, in contract, tort or for violation of any law solely by any Seller or by any Company that arises out of or results from any act, omission, occurrence or state of facts arising on or before the Closing Date;

                                                       (D)          any compensation obligations or any Liabilities or obligations of Sellers or any Company arising out of or in connection with any Employee Benefit Plan or any other Liabilities or obligations of Sellers and any Company to any employees with respect to his or her service to the Companies on or before the Closing, including but not limited to any Liability or obligation for any severance pay due any employee of Companies upon his or her termination of employment and any and all accrued vacation and/or sick leave, bonuses and other benefits to the extent that such liabilities or obligations are owed as a result of acts, omissions, occurrences or state of facts on or before the Closing Date;

                                                       (E)          any Liabilities or obligations of Sellers or the Companies for indebtedness for borrowed money, including, but not limited to, any and all Liabilities and obligations related to real estate financings, credit facilities, term loans, and any and all obligations to any secured party which arose on or before the Closing Date;

                                                       (F)          any Liabilities or obligations of Sellers or the Companies related to the leases and other agreements set forth in Schedule 4(aa) of the Disclosure Schedule on before the Closing Date;

                                                       (G)          any and all Medicare, Medicaid and other Payor obligations of any Seller and/or any Company arising from any acts or omissions for any period prior to the Closing Date, including without limitation, any retroactive denial of claims, civil monetary penalties or any gain on sale that may be recognized by any of the foregoing as a result of the transactions, contemplated herein;

                                                       (H)          any other liabilities or obligations of any nature relating to the operations of the businesses conducted by any Seller, Dr. Fireman or any Company, or the occurrence of any event on or before the Closing, whether known or determined as of the Closing or unknown or undetermined as of the Closing related to such operations or business.

                       (d)          Indemnification Provisions for Sellers’ Benefit.  In the event Buyer breaches (or in the event any third party alleges facts that, if true, would mean Buyer has breached) any of its representations, warranties, and covenants contained herein and, provided that any Seller makes a written claim for indemnification against Buyer pursuant to § 11(g) below, then Buyer shall indemnify each Seller from and against the entirety of any Adverse Consequences suffered (including any Adverse Consequences suffered after the end of any applicable survival period) resulting from, arising out of, relating to, in the nature of, or caused by the breach (or the alleged breach).

                                       (i)            In no event shall Sellers be responsible for or in any way assume any obligation for or incur any Liability related to and Buyer shall be obligated to indemnify Seller from and against the entirety of any Adverse Consequences Seller may suffer resulting from, arising out of, relating to, in the nature of, or caused by any of the following events which events must occur after the Closing Date, provided such Liabilities or obligations do and arise out of the gross negligence or intentional misconduct of Dr. Bagne in her role with the business after the Closing herein:

                                                       (A)          any Liabilities or obligations of Buyer or any Company including, without limitation, any personal obligations of any shareholder or member of any Company incurred in any capacity, including those arising out of any claim, litigation or proceeding, or any contract, license, commitment or other agreement relating to the operations of the Companies or the occurrence of any event which occurred after the Closing Date including, without limitation, Accounts Payable of any Company that arise or accrue after the Closing Date;

                                                       (B)          any Liability or obligation, including without limitation, any Liability or obligation arising out of or relating to future actions, litigations, suits, enforcement actions, proceedings, arbitrations or Governmental Authority investigations, audits or otherwise, including, without limitation, demand or directive letters or correspondence, or of notice regarding any of the foregoing involving the Buyer or any Company and/or any officer, director, shareholder, member, employee or agent of any of the foregoing, to the extent the foregoing relate to events, acts or omissions arising after the Closing Date;

                                                       (C)          any Liability or obligation, in contract, tort, including without limitation, any claims related to professional liability or for violation of any law by any Buyer or any Company, or any officer, director, shareholder, member, employee, independent contractor or agent of any of the foregoing, that arises out of or results from any act, omission, occurrence or state of facts after the Closing Date;

                                                       (D)          any compensation obligations or any Liabilities or obligations of Buyer or any Company, arising out of or in connection with any Employee Benefit Plan or any other Liabilities or obligations of Buyer or any Company to any employees with respect to his or her service to the Buyer or the Companies after the Closing Date;

                                                       (E)          any Liabilities or obligations of Buyer or the Companies for indebtedness for borrowed money, including, but not limited to, any and all liabilities and obligations related to real estate financings, credit facilities, term loans, and any and all obligations to any secured party which arose after the Closing Date;

                                                       (F)          any Liabilities or obligations of Buyer or the Companies related to the leases and other agreements set forth in Schedule 4(aa) of the Disclosure Schedule which arose after the Closing Date;

                                                       (G)          any and all Medicare, Medicaid and other Payor obligations of any Buyer or any Company arising from any acts or omissions for any period after the Closing Date; or

                                                       (H)          any other liabilities or obligations of any nature relating to the operations of the businesses conducted by any Buyer or any Company, or the occurrence of any event, on or after the Closing Date.

                       (e)           Matters Involving Third Parties.  If any third party shall notify any Party (the “Indemnified Party”) with respect to any matter (a “Third Party Claim”) which may give rise to an Indemnifiable Claim against any other Party (the “Indemnifying Party”) under this § 8, then the Indemnified Party shall promptly notify each Indemnifying Party thereof in writing; provided, however, that no delay on the part of the Indemnified Party in notifying any Indemnifying Party shall relieve the Indemnifying Party from any obligation hereunder unless (and then solely to the extent) the Indemnifying Party thereby is prejudiced.

                                       (i)          Any Indemnifying Party will have the right to defend the Indemnified Party against the Third Party Claim with counsel of its choice reasonably satisfactory to the Indemnified Party so long as (A) the Indemnifying Party notifies the Indemnified Party in writing within fifteen (15) days after the Indemnified Party has given notice of the Third Party Claim that the Indemnifying Party will indemnify the Indemnified Party from and against the entirety of any Adverse Consequences the Indemnified Party may suffer resulting from, arising out of, relating to, in the nature of, or caused by the Third Party Claim, (B) the Indemnifying Party provides the Indemnified Party with evidence reasonably acceptable to the Indemnified Party that the Indemnifying Party will have the financial resources to defend against the Third Party Claim and fulfill its indemnification obligations hereunder, (C) the Third Party Claim involves only money damages (and in the case of Dr. Bagne as the Indemnifying Party, is for an amount, together with any other outstanding indemnification claim hereunder, less than that amount then held in Escrow under § 8(b) hereof) and does not seek an injunction or other equitable relief, (D) settlement of, or an adverse judgment with respect to, the Third Party Claim is not, in the good faith judgment of the Indemnified Party, likely to establish a precedential custom or practice or result that is materially adverse to the continuing business interests or the reputation of the Indemnified Party or, in any way adversely affect the ability of any of the Companies to continue operating its business without any change therein, and (E) the Indemnifying Party conducts the defense of the Third Party Claim actively and diligently.

                                       (ii)         So long as the Indemnifying Party is conducting the defense of the Third Party Claim in accordance with § 8(e)(i) above, (A) the Indemnified Party may retain separate co-counsel at its sole cost and expense and participate in the defense of the Third Party Claim, (B) the Indemnified Party will not consent to the entry of any judgment or enter into any settlement with respect to the Third Party Claim without the prior written consent of the Indemnifying Party not to be unreasonably withheld, and (C) the Indemnifying Party will not consent to the entry of any judgment or enter into any settlement with respect to the Third Party Claim without the prior written consent of the Indemnified Party not to be unreasonably withheld.

                                       (iii)        In the event any of the conditions in § 8(e)(i) above is or becomes unsatisfied, however, (A) the Indemnified Party may defend against, and consent to the entry of any judgment or enter into any settlement with respect to, the Third Party Claim in any manner it reasonably may deem appropriate (and the Indemnified Party need not consult with, or obtain any consent from, any Indemnifying Party in connection therewith), (B) the Indemnifying Parties will reimburse the Indemnified Party promptly and periodically for the costs of defending against the Third Party Claim (including attorneys’ fees and expenses), and (C) the Indemnifying Parties will remain responsible for any Adverse Consequences the Indemnified Party may suffer resulting from, arising out of, relating to, in the nature of, or caused by the Third Party Claim to the fullest extent provided in this § 8.

                                       (iv)        Notwithstanding anything to the contrary in §8(e)(i), the Indemnified Party and Indemnifying Party shall accept the appointment of counsel by any insurer for the party entitled to select counsel in accordance with § 8(e)(i) above, unless otherwise agreed by mutual consent.

                                       (v)         Notwithstanding the provision of any notice provided pursuant to §8(e)(i)(A), if the Indemnifying Party believes within one hundred twenty (120) days of submitting any notice provided pursuant to §8(e)(i)(A), that it is not responsible, either in whole or in part, for the Indemnified Claim (because the Third Party Claim is not, in whole or in part, an Indemnified Claim), the Indemnifying Party may retract its notice sent pursuant to §8(e)(i)(A).  In the event that the Indemnifying Party retracts its notice sent pursuant to §8(e)(i)(A), the Indemnified Party shall provide written notice within 30 days of receipt of that notice of its desire to select replacement counsel.  To the extent that the face of the Third Party Claim, including any pleadings, motions and discovery material, demonstrates that either the Indemnified Party or the Indemnifying Party is potentially liable for more than 50% of the Adverse Consequences, that party shall select counsel provided, if the more liable party is the Indemnifying Party, the Indemnifying Party meets the requirements of § 8(e)(i)(B) and (C) above.  To the extent that the face of the Third Party Claim does not reveal which party is potentially liable for more than 50% of the Adverse Consequences or the Indemnifying Party declined to provide its notice sent pursuant to §8(e)(i)(A), the parties shall cooperate in selecting counsel.

In the event that original counsel is replaced, the party selecting the original counsel shall direct that original counsel to cooperate in effectuating all procedural steps for substitution of counsel.  Notwithstanding anything contained herein, in the event an Indemnifying Party chooses to defend a Third Party Claim in accordance with § 8(e)(i) the Indemnifying Party agrees to, an shall cause its selected counsel to use their best efforts to consult with and act as mutually agreed with the Indemnified Party during the one hundred twenty (120) day period in which the Indemnified Party can retract its notice, provided, however the Indemnifying Party shall, after seeking any and all adjournments available without damaging any rights, have the ultimate right to make determinations in the event the parties can not agree on a mutual course of action in connection with the Claim.

                       (f)          Intentionally Omitted.

                       (g)          Other Indemnification Provisions.  Except as limited herein, the foregoing indemnification provisions are in addition to, and not in derogation of, any statutory, equitable, or common law remedy (including without limitation any such remedy arising under Environmental, Health, and Safety Requirements) any Party may have with respect to the transactions contemplated by this Agreement.  Each Seller hereby agrees that neither she nor he will make any claim for indemnification against any Company by reason of the fact that she or he or it was a director, member, officer, manager, employee, or agent of any such entity or was serving at the request of any such entity as a partner, trustee, director, member, officer, employee, or agent of another entity, whether such claim is for judgments, damages, penalties, fines, costs, amounts paid in settlement, losses, expenses, or otherwise and whether such claim is pursuant to any statute, charter document, bylaw, agreement, or otherwise) with respect to any action, suit, proceeding, complaint, claim, or demand brought by Buyer against such Seller (whether such action, suit, proceeding, complaint, claim, or demand is pursuant to this Agreement, applicable law, or otherwise).

                       (h)          Indemnity Basket.  Notwithstanding anything in this Agreement to the contrary, as to matters which are subject to Indemnifiable Claims pursuant to this §8, neither Party shall be liable to the other Parties for any indemnification obligation under this §8 unless and until the aggregate amount of the Indemnitee’s Adverse Consequences shall exceed the aggregate sum of One Hundred Thousand Dollars ($100,000) (the “Adverse Consequences Threshold”), provided, however, after such Adverse Consequences exceed the Adverse Consequences Threshold, the Indemnitor shall be liable for all Adverse Consequences in excess of Twenty Five Thousand Dollars ($25,000) worth of trade payables, provided Claims for trade payables that are less than five hundred dollars ($500) to the same vendor shall be excluded, and Twenty Five Thousand Dollars ($25,000) in other Adverse Consequences sustained by the Indemnitee without regard to the Adverse Consequences Threshold amount.

                       (i)          Indemnity Cap.

                                     (i)          Notwithstanding any provision contained to the contrary in this Agreement, the Exhibits and the related agreements, the aggregate liability of Dr. Bagne, on behalf of the Sellers and the Companies hereunder, shall be limited to Eight Million Five Hundred Ten Thousand Dollars ($8,510,000) (the “Indemnity Cap Amount”).  The Indemnity Cap Amount applies to, but is not limited to, all representations, warranties indemnification obligations, covenants Indebtedness, Indemnifiable Claims, Third Party Claims, Claims Liabilities or Adverse Consequences resulting from any Basis; the Indemnity Cap Amount is absolute; and Buyer absolutely, unconditionally and irrevocably waives, releases and forever discharges the right to pursue any amounts greater than the Indemnity Cap Amount, except as explicitly excluded from the Indemnity Cap Amount in this §8(i)(i).  The Indemnity Cap Amount shall not apply to any breach of any representations, warranties and/or covenants and/or any indemnification obligations given by Dr. Bagne, on behalf of the Sellers and the Companies, with respect to any matters that concern or pertain to the following: (A) Taxes of the Sellers and/or Companies prior to the Closing Date; (B) Medicare and Medicaid obligations of the Sellers and/or Companies prior to the Closing Date; (C) fraud or intentional misrepresentations asserted by Buyer made by Dr. Bagne in this Agreement, including the Exhibits and Disclosure Schedules attached hereto; and (D) fraud or intentional misrepresentations asserted by third parties shall not be capped after final judgments not appealable by right are obtained by such third parties containing specific findings that Dr. Bagne, Dr. Fireman or Companies engaged in fraud or intentional misrepresentations, (however, nothing shall preclude Buyer from seeking indemnification for third party fraud or intentional misrepresentation claims up to such Indemnity Cap amount until such final judgment not appealable by right is issued).

                                     (ii)          Notwithstanding any provisions contained herein to the contrary, the aggregate indemnification liability of Buyer shall be limited to the Indemnity Cap Amount, with respect to the representations, warranties and covenants specified in §3(b), §5 and §6 of this Agreement and the indemnification obligations set forth in § 8 of this Agreement.

                       (j)          Release of Liability of Dr. Fireman and A. Bagne.  Notwithstanding anything to the contrary contained herein, but without in any way limiting Dr. Bagne’s obligations hereunder, whether related to representations, warranties, covenants or indemnities made for or on behalf of Dr. Fireman, A. Bagne or otherwise, the Buyer and Dr. Katin hereby agree to absolutely, irrevocably and unconditionally release, hold harmless, waive and discharge any and all claims, demands, causes of actions, Adverse Consequences, and lawsuits of any kind or nature, whether in law or inequity, against Dr. Fireman or A. Bagne, from the beginning of the world to the end of time, as a result of the transactions contemplated hereby, except with respect to the representations, warranties and indemnities made by Dr. Fireman with respect to the PCs under the Stock Issuance and Redemption Agreements.  The parties further agree that no such representations, warranties or indemnities shall in any way limit or restrict Buyer’s right to rely on or seek remedies with respect to the representations, warranties and indemnities contained herein.

                       (k)          Waiver of Certain Classes of Damages Among Parties.  Notwithstanding anything to the contrary in this Agreement, and the related documents, including the Exhibits hereto, for all Claims or Liabilities among the Parties that are not as a result of a Third Party Claim the Parties absolutely, unconditionally and irrevocably waive, release and forever discharge the right to seek damages for (i) any consequential, punitive or exemplary damages; (ii) any damages relating to a decrease in the number of patients treated by the Companies; (iii) any loss of profits; (iv) any damages resulting from injury to the reputation of the Parties or their Affiliates or Subsidiaries; and (v) any decrease in the share price of any of the Parties or their Affiliates or Subsidiaries.  The waiver, release and discharge contained in this § 8(k) relates to all Claims, Liabilities or damages of any kind or nature asserted among the Parties that are not as a result of a Third Party Claim.  This §8 (k) does not affect indemnification for actual payments made to third parties for resolution of Third Party Claims.

                       (l)          Cap on Liability for Certain Taxes.  Notwithstanding anything herein to the contrary, except for errors and omissions (including but not limited to, understatement of revenue and/or disallowance of any expenses or deductions) in Seller’s computation of its calculation of the Tax due (or Tax credit) for the PC’s in connection with the Stub Period (as defined in Section 9(b) below) and any Tax associated with undisclosed intracompany debt in excess of the $500,000 referred to in §2(d)(iv) above, Dr. Bagne (as well as A. Bagne and Dr. Fireman) shall not have any liability to Buyer or Dr. Katin for Taxes that are due in connection with the PC’s 2006 Taxes, the transactions contemplated by this Agreement with respect to the PC Debt Payoff and Forgiveness or the transactions described in §2(d)(v) above, it being acknowledged by the Parties that the Tax Withhold Amount as remitted by Dr. Bagne has been paid in full consideration thereof.  In addition, except as arising from any errors or omissions (including but not limited to, understatement of revenue and/or disallowance of any expenses or deductions) in Seller’s computations of its calculation of the Tax due (or Tax credit) for the PC’s in connection with the Stub Period and any Tax associated with undisclosed intracompany debt in excess of the $500,000 referred to in §2(d)(iv) above, Buyers shall indemnify Sellers and Dr. Fireman against any Claims, including or arising from any tax audit, for the 2006 PC Taxes.

          9.          Tax Matters.  The following provisions shall govern the allocation of responsibility as between Buyer and Dr. Bagne for certain tax matters following the Closing Date:

                       (a)          Tax Indemnification.  Dr. Bagne shall indemnify each Company, Buyer, Dr. Katin and each Buyer Affiliate and hold them harmless from and against, any loss, claim, liability, expense, or other damage attributable to (i) all Taxes (or the non-payment thereof) of any Company for all taxable periods ending on or before the Closing Date and the portion through the end of the Closing Date for any taxable period that includes (but does not end on) the Closing Date (“Pre-Closing Tax Period”), (ii) all Taxes of any member of an affiliated, consolidated, combined or unitary group of which any Company or any predecessor of any of the foregoing is or was a member on or prior to the Closing Date, including pursuant to Treasury Regulation § 1.1502-6 or any analogous or similar state, local, or foreign law or regulation, and (iii) any and all Taxes of any Person imposed on any Company as a transferee or successor, by contract or pursuant to any law, rule, or regulation, which Taxes relate to an event or transaction occurring before the Closing.  Sellers shall reimburse Buyer for any Taxes of any Company which are the responsibility of Dr. Bagne pursuant to this § 9(a) within fifteen (15) business days after payment of such Taxes by Buyer.

                       (b)          Tax Returns.  Dr. Bagne represents and warrants that the 2005 tax returns for each Company have been filed with all appropriate governmental authorities.  The Parties acknowledge that Dr. Bagne has caused the PCs to file amended 2005 tax returns, copies of which have been provided to Buyer.  Dr. Bagne shall not, without the prior written consent of Buyer, which consent shall not be unreasonably withheld, amend any of the Companies’ (other than PIA) Tax returns filed on or prior to the date hereof.  The Buyer’s failure to provide written consent or rejection within fourteen (14) days of receipt of Dr. Bagne’s request to amend any such Tax return, together with reasonable documentation detailing the proposed amendment to such Tax return, shall be deemed to be consent to the requested amendment.  Dr. Bagne shall remain liable for any Tax due or receive or be entitled to receive any refund properly obtained in connection with the Tax returns of the Companies filed on or prior to the date hereof or any amended Tax return related to such period that is permitted to be, and is, filed in accordance with the terms hereof.  With respect to the Management Companies, Seller will be responsible for the filing of tax returns for the period from January 1, 2006 until the Closing Date (“Stub Period”) and will be responsible for the payment of such Taxes.  Buyer will be responsible for the filing of tax returns for the Management Companies for the period from the Closing Date through December 31, 2006 and will be responsible for the payment of such Taxes.  With respect to the PCs, upon Closing, Seller will prepare an accounting and computation of its calculation of the tax due (or tax credit) for the Stub Period, without regard to the PC Debt Payoff and Forgiveness (for which the Tax Withhold Amount has already been paid by Sellers) and without regard to the tax effect in connection with the sale and transfer of assets from RADS to ACT pursuant to the Bill of Sale (Exhibit Q) and the payment of RADS indebtedness to Dr. Bagne in the amount of $980,463.67 which such computation shall be subject to the review and approval of the accounting firm selected by Buyers as the tax preparers for the PCs 2006 tax returns and shall pay the same to Buyer within 30 days of such computation.  Buyer will be responsible for the preparation of the 2006 tax returns for the PCs and will be responsible for the filing of such tax returns and payment of any Tax due (or receive credit for any tax credits or net operating loss carryforwards) for the full year 2006.  In connection with such tax returns, Buyer shall afford Dr. Bagne and her tax preparers a reasonable opportunity to review and comment upon such PC tax returns prior to their filing by Buyer, Dr. Bagne shall have the right to obtain all pertinent information regarding those tax returns, including being provided hard-copy records at the MIRO facility in Pontiac, Michigan and the right of Dr. Bagne’s accountant to also obtain such records, all at no cost to Dr. Bagne.  The party responsible for preparing and filing a specific tax return hereunder shall be responsible for paying the cost of such tax return.

                       (c)          Tax Allocations.  Sellers and Buyer hereby agree (a) that the Purchase Price will be allocated for all federal and state tax purposes (including but not limited to, income, excise, sales, use, personal property and transfer taxes, and otherwise) among the respective assets of each Management Company in accordance with the Purchase Price Allocation Schedule attached hereto as Exhibit O and shall be prepared in accordance with Section 1060 of the Code and the regulations promulgated thereunder, (b) Buyer, on behalf of each Company shall file a IRS Form 8594 attached to the Final Returns consistent with the allocation set forth on the Purchase Price Allocation Schedule attached hereto as Exhibit O, and (c) that no Party will take a position on any tax returns or filings (including, without limitation the Final Returns) with any Governmental Authority charged with the collection of taxes or having jurisdiction over the transactions contemplated herein or in any judicial proceeding, that is in any manner inconsistent with the terms of the Purchase Price Allocation Schedule attached hereto as Exhibit O, except for any modifications necessary to Exhibit O as a result of the Post-Closing Covenant provided in §6(p).

                       (d)          Cooperation on Tax Matters.  MRTMS, Dr. Bagne and the other Sellers shall cooperate fully, as and to the extent reasonably requested by the other, in connection with the filing of Tax Returns pursuant to this § 9 and any audit, litigation or other proceeding with respect to Taxes.  Such cooperation shall include the retention and (upon the other Party’s request) the provision of records and information which are reasonably relevant to any such audit, litigation or other proceeding and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder.  Dr. Bagne agrees (A) to retain all books and records with respect to Tax matters pertinent to each Company relating to any taxable period beginning before the Closing Date until the expiration of the statute of limitations (and, to the extent notified by MRTMS, any extensions thereof) of the respective taxable periods, and to abide by all record retention agreements entered into with any taxing authority, and (B) to give the other Party reasonable written notice prior to transferring, destroying or discarding any such books and records and, if the other Party so requests, the Party retaining such items shall allow the other Party to take possession of such items.

                                       (i)          MRTMS and Dr. Bagne further agree, upon request, to use their best efforts to obtain any certificate or other document from any governmental authority or any other Person as may be necessary to mitigate, reduce or eliminate any Tax that could be imposed (including, but not limited to, with respect to the transactions contemplated hereby).

                                       (ii)         MRTMS and Dr. Bagne further agree, upon request, to provide the other party with all information that either party may be required to report pursuant to Code § 6043 and all Treasury Regulations promulgated thereunder.

                       (e)          Tax Sharing Agreements.  All Tax sharing agreements or similar agreements with respect to or involving each Company shall be terminated as of the Closing Date and, no Company shall be bound thereby or have any liability thereunder.

          10.        Intentionally Omitted.

          11.        Miscellaneous.

                       (a)          Press Releases and Public Announcements.  No Party shall issue any press release or make any public announcement relating to the subject matter of this Agreement prior to the Closing without the prior written approval of MRTMS and Dr. Bagne; provided, however, that MRTMS (or any of its Affiliates or Subsidiaries) may make any public disclosure it believes in good faith is required by applicable law, regulation, rule or any listing or trading agreement concerning its publicly-traded securities.

                       (b)          No Third-Party Beneficiaries.  This Agreement shall not confer any rights or remedies upon any Person other than the Parties and their respective successors and permitted assigns, provided, however, Dr. Katin can enforce indemnification rights against Dr. Bagne related to the PCs and any other provisions expressly referencing Dr. Katin herein and Dr. Fireman can rely upon §8(j) and §8(l) herein.

                       (c)          Entire Agreement.  This Agreement (including the documents referred to herein) constitutes the entire agreement among the Parties and supersedes any prior understandings, agreements, or representations by or among the Parties, written or oral, to the extent they relate in any way to the subject matter hereof.

                       (d)          Succession and Assignment.  This Agreement shall be binding upon and inure to the benefit of the Parties named herein and their respective successors and permitted assigns.  No Party may assign either this Agreement or any of his, her, or its rights, interests, or obligations hereunder without the prior written approval of MRTMS and Dr. Bagne; provided, however, that MRTMS may (i) assign any or all of its or his rights and interests hereunder to one or more of its Affiliates and Subsidiaries and (ii) designate one or more of its Affiliates or Subsidiaries to perform its obligations hereunder.

                       (e)          Counterparts.  This Agreement may be executed in one or more counterparts (including by means of facsimile), each of which shall be deemed an original but all of which together shall constitute one and the same instrument.

                       (f)          Headings.  The section headings contained in this Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Agreement.

                       (g)          Notices.  All notices, requests, demands, claims, and other communications hereunder will be in writing.  Any notice, request, demand, claim, or other communication hereunder shall be deemed duly given (i) when delivered personally to the recipient, (ii) one business day after being sent to the recipient by reputable overnight courier service (charges prepaid), (iii) one business day after being sent to the recipient by facsimile transmission or electronic mail, or (iv) four business days after being mailed to the recipient by certified or registered mail, return receipt requested and postage prepaid, and addressed to the intended recipient as set forth below:

If to any Seller:	Farideh R. Bagne 1505 Kirkway Road Bloomfield Hills, MI 48302

With a copy to:	Kupelian, Ormond & Magy, P.C. 25800 Northwestern Highway Suite 950 Southfield, Michigan 48075 Attention: Glenn A. Diegel, Esq.

If to MRTMS	Michigan Radiation Therapy Management Services, Inc. c/o 2234 Colonial Boulevard Fort Myers, Florida 33907 Attention: Daniel E. Dosoretz, M.D.

With a copy to:	Garfunkel, Wild & Travis, P.C. 111 Great Neck Road Great Neck, New York 11021 Attention: Norton L. Travis, Esq.

Any Party may change the address to which notices, requests, demands, claims, and other communications hereunder are to be delivered by giving the other Parties notice in the manner herein set forth.

                       (h)          Governing Law; Choice of Forum.  This Agreement shall be governed by and construed in accordance with the domestic laws of the State of Michigan without giving effect to any choice or conflict of law provision or rule that would cause the application of the laws of any jurisdiction other than the State of Michigan.  The Parties agree that the sole and exclusive forum for any action relating to the validity and enforceability of this Agreement shall be either the Circuit Court for the County of Oakland, State of Michigan, or the United States District Court for the Eastern District of Michigan and the Parties hereby waive venue in any other court of competent jurisdiction.

                       (i)          Amendments and Waivers.  No amendment of any provision of this Agreement shall be valid unless the same shall be in writing and signed by MRTMS, and Dr. Bagne (on behalf of all Sellers and Companies).  No waiver by any Party of any provision of this Agreement or any default, misrepresentation, or breach of warranty or covenant hereunder, whether intentional or not, shall be valid unless the same shall be in writing and signed by the Party making such waiver nor shall such waiver be deemed to extend to any prior or subsequent default, misrepresentation, or breach of warranty or covenant hereunder or affect in any way any rights arising by virtue of any prior or subsequent such default, misrepresentation, or breach of warranty or covenant.

                       (j)          Severability.  Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction.

                       (k)          Expenses.  Each Party will bear his, her, or its own costs and expenses (including legal fees and expenses) incurred in connection with this Agreement and the transactions contemplated hereby; provided, however, that Dr. Bagne shall also bear the costs and expenses of each Company (including all of their legal fees and expenses) in connection with this Agreement and the transactions contemplated hereby in the event that the transactions contemplated by this Agreement are consummated.  Notwithstanding the foregoing, the Sellers and Buyer agree that if any action or proceeding shall be commenced to enforce this Agreement or any right arising in connection with this Agreement, the prevailing party in such action or proceeding shall be entitled to recover from the other party the reasonable attorneys’ fees, costs and expenses incurred by such prevailing party in connection with such action or proceeding.

                       (l)          Construction.  The Parties have participated jointly in the negotiation and drafting of this Agreement.  In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any of the provisions of this Agreement.  Any reference to any federal, state, local, or foreign statute or law shall be deemed also to refer to all rules and regulations promulgated thereunder, unless the context requires otherwise.  The word “including” shall mean including without limitation.  The Parties intend that each representation, warranty, and covenant contained herein shall have independent significance.

If any Party has breached any representation, warranty, or covenant contained herein in any respect, the fact that there exists another representation, warranty, or covenant relating to the same subject matter (regardless of the relative levels of specificity) which the Party has not breached shall not detract from or mitigate the fact that the Party is in breach of the first representation, warranty, or covenant.  The Buyer also acknowledges that Dr. Bagne is a licensed attorney in the State of Michigan and Buyer expressly agrees and understands that this fact shall not cause any presumption or burden of proof disfavoring Dr. Bagne; nor shall it cause this Agreement to be construed against Dr. Bagne in any way different than any other Person.

                       (m)          Incorporation of Exhibits, Annexes, and Schedules.  The Exhibits, Annexes, and Schedules identified in this Agreement are incorporated herein by reference and made a part hereof.

                       (n)          Specific Performance.  Each Party acknowledges and agrees that the other Parties would be damaged irreparably in the event any provision of this Agreement is not performed in accordance with its specific terms or otherwise is breached, so that a Party shall be entitled to request injunctive relief to prevent breaches of this Agreement and to enforce specifically this Agreement and the terms and provisions hereof in addition to any other remedy to which such Party may be entitled, at law or in equity.  In particular, the Parties acknowledge that the business of the Companies is unique and recognize and affirm that in the event a Party breaches this Agreement, money damages would be inadequate and the other Party hereto would have no adequate remedy at law, so that each Party shall have the right, in addition to any other rights and remedies existing in its favor, to enforce its rights and the other Parties’ obligations hereunder not only by action for damages but also by action for specific performance, injunctive, and/or other equitable relief.

                       (o)          401(k).  Companies and Dr. Bagne have determined not to provide any discretionary 401(k) match for the time period prior to the Closing Date.  To the extent that Companies make any 401(k) matches for calendar year 2006 following the Closing Date, Dr. Bagne shall not be obligated to prorate or contribute towards such 401(k) match.

                       (p)          Cooperation.  Buyer and Seller agree to provide each other with reasonable cooperation with the other party hereto in connection with any liability or obligation that the other party may have under the Purchase Agreement or any other related Exhibits or in connection with the Companies.  Buyer’s cooperation in this regard will include, but not be limited to, providing Dr. Bagne with all relevant records in hard copy form in Southeastern Michigan and providing Dr. Bagne with reasonable access to employees or representatives of the Company who have relevant information, at no cost to Dr. Bagne.  Further, to the extent such records are not provided in this manner, any of Dr. Bagne’s indemnification obligations relating to such records shall be waived.

                       (q)          Farmington Hills Lease Addendum.  The Parties acknowledge that the description of that certain Lease Agreement relating to the Farmington Hills, Michigan location (Lease #  4 on Schedule 4(w)(ii) of the Disclosure Schedules) identifies a Second Addendum to Lease, dated May 1, 1996 (the “Second Addendum”).  Sellers have been unable to locate a copy of the Second Addendum prior to the Closing.  Since Buyer is unable to analyze the potential ramifications of the Second Addendum, Sellers hereby indemnify and hold Buyer harmless from and against any and all items contained in the Second Addendum that have an adverse effect on Buyer, including, without limitation, any increase in the base rent or any additional rent, any shortening or lengthening of the term of underlying lease or any other adverse financial impact on Buyer.

[SIGNATURE PAGE TO FOLLOW]

          IN WITNESS WHEREOF, the Parties hereto have executed this Agreement as of the date first above written.

MICHIGAN RADIATION THERAPY MANAGEMENT SERVICES, INC.

By:	/s/ David M. Koeninger

Name:	David M. Koeninger
Title:	Vice President

/s/ Farideh R. Bagne

Farideh R. Bagne

/s/ Alexander Bagne

Alexander Bagne

PHOENIX MANAGEMENT COMPANY, LLC

By:	/s/ Farideh R. Bagne

Name:	Farideh R. Bagne
Title:	Manager

AMERICAN CONSOLIDATED TECHNOLOGIES, LLC

By:	/s/ Farideh R. Bagne

Name:	Farideh R. Bagne
Title:	Manager

PONTIAC INVESTMENT ASSOCIATES

By:	/s/ Farideh R. Bagne

Name:	Farideh R. Bagne
Title:	General Partner

SIGNATURE PAGE TO STOCK PURCHASE AGREEMENT

EXHIBITS

Form of Amendment to Employee Lease Agreement	Exhibit A

Form of Continuing Corporate Guaranty	Exhibit B

Form of Stock Issuance and Redemption Agreements for AOAM, XRAY and RADS	Exhibit C

Form of PIA Exercise Notice	Exhibit D

Form of PIA Partnership Interest Purchase Agreement	Exhibit E

St. Joseph’s Notification	Exhibit F

Form of Escrow Agreement	Exhibit G

Form of Allocation of Closing Cash Payment among Sellers	Exhibit H

Form of CON Consulting Agreement	Exhibit I

Form of Bank Resolutions	Exhibit J

Sellers and the Companies Counsel Form of Opinion	Exhibit K

Form of Independent Contractor Agreement	Exhibit L

Form of Keyman and Radiation Safety Officer Agreement	Exhibit M

Form of Sublease Agreement between PIA and AOAM	Exhibit N

Purchase Price Allocation	Exhibit O

Form of PIA - Phoenix Bill of Sale	Exhibit P

Form of RADS – Act Bill of Sale	Exhibit Q

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